Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

First Financial Corporation

and

HopFed Bancorp, Inc.

Dated as of January 7, 2019

ARTICLE I	THE MERGER	1

1.1	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of HopFed Common Stock	2
1.5	Election Procedures	4
1.6	First Financial Common Stock	7
1.7	Treatment of HopFed Restricted Stock Awards	8
1.8	Articles of Incorporation of Surviving Corporation	8
1.9	Bylaws of Surviving Corporation	8
1.10	Tax Consequences	8
1.11	Bank Merger	9
1.12	Principal Executive Offices of Surviving Corporation	9
1.13	Reservation of Right to Revise Structure	9

ARTICLE II	EXCHANGE OF SHARES	9

2.1	First Financial to Make Shares Available	9
2.2	Exchange of Shares	10

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF HOPFED	13

3.1	Corporate Organization	13
3.2	Capitalization	15
3.3	Authority; No Violation	16
3.4	Consents and Approvals	17
3.5	Reports	18
3.6	Financial Statements	18
3.7	Broker’s Fees	20
3.8	Absence of Certain Changes or Events	21
3.9	Legal Proceedings	21
3.10	Taxes and Tax Returns	21
3.11	Employee Benefits; Employees	23
3.12	SEC Reports	28
3.13	Compliance with Applicable Law	28

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3.14	Certain Contracts	30
3.15	Agreements with Regulatory Agencies	31
3.16	Risk Management Instruments	32
3.17	Environmental Matters	32
3.18	Investment Securities and Commodities	33
3.19	Real Property	33
3.20	Intellectual Property	34
3.21	Information Technology	35
3.22	Related Party Transactions	35
3.23	State Takeover Laws	36
3.24	Reorganization	36
3.25	Opinion	36
3.26	HopFed Information	36
3.27	Loan Portfolio	36
3.28	Insurance	38
3.29	Trust Preferred Securities	37
3.30	Information Security	38
3.31	Approval Delay	38
3.32	Fiduciary Accounts	38
3.33	No Other Representations or Warranties	39

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF FIRST FINANCIAL	39

4.1	Corporate Organization	40
4.2	Capitalization	40
4.3	Authority; No Violation	41
4.4	Consents and Approvals	42
4.5	Reports	43
4.6	Financial Statements	43

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6.6	Changes and Supplements to First Financial Disclosure Schedules	81
6.7	Trust Preferred Securities	81
6.8	Issuance of First Financial Common Stock	81
6.9	Takeover Statutes	82

ARTICLE VII	CONDITIONS PRECEDENT	82

7.1	Conditions to Each Party’s Obligation To Effect the Merger	82
7.2	Conditions to Obligations of First Financial	83
7.3	Conditions to Obligations of HopFed	85

ARTICLE VIII	TERMINATION AND AMENDMENT	87

8.1	Termination	87
8.2	Effect of Termination	90
8.3	Amendment	91
8.4	Extension; Waiver	91

ARTICLE IX	GENERAL PROVISIONS	92

9.1	Closing	92
9.2	Nonsurvival of Representations, Warranties and Agreements	93
9.3	Expenses	93
9.4	Notices	93
9.5	Interpretation	94
9.6	Counterparts	94
9.7	Entire Agreement	95
9.8	Governing Law; Jurisdiction	96
9.9	Waiver of Jury Trial	97
9.10	Assignment; Third Party Beneficiaries	96
9.11	Specific Performance	96
9.12	Severability	96
9.13	Delivery by Facsimile or Electronic Transmission	96

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Exhibit A -	Agreement of Merger of Heritage Bank USA, Inc., with and Into First Financial Bank, N.A.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2019 (this “Agreement”), by and between HopFed Bancorp, Inc., a Delaware corporation (“HopFed”), and First Financial Corporation, an Indiana corporation (“First Financial”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of First Financial and HopFed have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein, pursuant to which HopFed will, subject to the terms and conditions set forth herein, merge with and into First Financial (the “Merger”), so that First Financial is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, as an inducement for First Financial to enter into this Agreement, the directors of HopFed, in their capacity as shareholders, and certain shareholders of HopFed have simultaneously herewith entered into a voting agreement (collectively, the “Voting Agreements”) in connection with the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1                   The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Indiana Business Corporation Law (the “IBCL”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, HopFed shall merge with and into First Financial. First Financial shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Indiana. At the Effective Time, the separate corporate existence of HopFed shall terminate.

1.2                   Effective Time The Merger shall become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Indiana (the “Indiana

Secretary”) and the certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), respectively, on the Closing Date (collectively, the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

1.3                   Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the IBCL and the DGCL.

1.4                   Conversion of HopFed Common Stock

(a)                                 Subject to the terms and conditions of this Agreement, each share of the common stock, $0.01 par value per share, of HopFed issued and outstanding immediately prior to the Effective Time (“HopFed Common Stock”), shall become and be converted into the right to receive in accordance with this Agreement, at the election of the holder thereof and as provided in and subject to the provisions of Section 1.5 and Section 2.2, either (or a combination of):

(i)                                     0.444 shares, as may be adjusted in accordance with the terms of this Agreement (the “Exchange Ratio” and such shares, the “Stock Consideration”) of the common shares, no par value per share, of First Financial (the “First Financial Common Stock”); it being understood that upon the Effective Time, the First Financial Common Stock, including the shares issued to former holders of HopFed Common Stock, shall be the common shares of the Surviving Corporation; or,

(ii)                                  $21.00 in cash (the cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (with the aggregate of the Stock Consideration and the Cash Consideration being paid for all outstanding shares of HopFed Common Stock collectively referred to herein as the “Merger Consideration”);

provided, however, that in the aggregate, fifty percent (50%) of HopFed’s common stock issued and outstanding immediately prior to the Effective Time will be converted and exchanged for First Financial common stock and fifty percent (50%) of HopFed’s common stock issued and outstanding immediately prior to the Effective Time will be exchanged for cash, in accordance with the election allocation provisions of Section 1.5. In the event of a reduction in the Merger Consideration pursuant to Section 7.2(h), the Stock Consideration and the Cash Consideration will each be reduced proportionally.

(b)                                 All of the shares of HopFed Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of HopFed Common Stock) previously representing any such shares of

HopFed Common Stock shall thereafter represent only the right to receive pursuant to the terms and conditions of this Agreement: (i) the Merger Consideration into which such shares of HopFed Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of HopFed Common Stock represented by such Old Certificate have been converted into the right to receive, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Old Certificates previously representing shares of HopFed Common Stock shall be exchanged for the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with the terms of this Agreement and without any interest thereon.

(c)                                  If, prior to the Effective Time, the outstanding shares of First Financial Common Stock or HopFed Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio. (By way of illustration, if First Financial shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.). In addition, in the event that, prior to the Effective Date, First Financial enters into an agreement pursuant to which shares of First Financial Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each HopFed shareholder entitled to receive shares of First Financial Common Stock in the Merger shall be entitled to receive, pro rata, such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

(d)                                 The holders of HopFed Common Stock are entitled to appraisal rights under Section 262(b) of the DGCL. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), HopFed Common Stock that is issued and outstanding immediately prior to the Effective Time (other than HopFed Common Stock to be canceled pursuant to Section 1.4(e)) and that is held by holders of such HopFed Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”), will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and First Financial shall remain liable for payment of the Merger Consideration for such shares of HopFed Common Stock. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. HopFed will give First Financial (i) notice of any demands received by HopFed for appraisals of shares of HopFed Common Stock and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. HopFed shall not, except with the prior written consent of First Financial, make any payment with respect to any demands for appraisal or settle any such demands.

(e)                                  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of HopFed Common Stock that are owned by HopFed or First Financial (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and all Dissenting Shares (collectively, the “Exempt HopFed Stock”) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

(f)                                   Notwithstanding any other provision in this Agreement, no fractional shares of First Financial Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, First Financial shall pay to each holder of HopFed Common Stock who otherwise would be entitled to a fractional share of First Financial Common Stock an amount in cash (without interest) determined by multiplying such fraction by the average of the daily closing sales prices of a share of First Financial’s Common Stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the second business day prior to the Closing Date; provided, however, that closing sales prices shall only be used for days during which such shares are actually traded on the NASDAQ Global Select Market.

1.5                   Election Procedures.

(a)                                 Cash and Stock Elections. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to certificates shall pass, only upon proper delivery of such certificates to American Stock Transfer & Trust Co. or such other  designated third-party exchange agent mutually agreed upon by First Financial and HopFed (referred to when acting in such capacity as the “Exchange Agent”)) in such form as designated by First Financial and the Exchange Agent (the “Election Form”), shall be mailed along with the Prospectus/Proxy Statement (as defined in Section 3.4) to each holder of record of HopFed Common Stock as of the record date for the HopFed Shareholder Meeting. Each Election Form shall permit the holder of record of HopFed Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares of HopFed Common Stock (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares of HopFed Common Stock (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided, however, that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 1.5(f), no more than fifty percent (50%) of the shares of HopFed Common Stock (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining shares of HopFed Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the Cash Consideration (the “Cash Consideration Number”). Shares of HopFed Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of HopFed Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of HopFed Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of HopFed Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b)                                 Delivery of Election. To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on the date of the HopFed Shareholder’s Meeting to vote on the Agreement (the “Election Deadline”), accompanied by the Old Certificates representing HopFed Common Stock as to which such Election Form is being made or by an appropriate guarantee of delivery of such Old Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, however, that any such guarantee shall be subject to the condition that such Old Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery and failure to deliver the Old Certificates covered by such guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by First Financial, in its sole discretion. For shares of HopFed Common Stock (if any) held in book entry form, First Financial shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to HopFed. If a holder of HopFed Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of HopFed Common Stock held by such holder shall be designated Non-Election

Shares. All Election Forms shall automatically be revoked, and all Old Certificates returned, if the Exchange Agent is notified in writing by First Financial and HopFed that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither First Financial nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c)                                  Allocation. The allocation among the holders of shares of HopFed Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 1.5 (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).

(d)                                 Aggregate Stock Consideration Oversubscribed. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 1.4(f) hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(e)                                  Aggregate Stock Consideration Undersubscribed. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(i)                                    Adjustment to Non-Election Share Allocation Only. If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 1.4(f) hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(ii)                                Adjustment to Both Non-Election Share Allocation and Cash Election Share Allocation. If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 1.4(f) hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(f)                                   Discretion to Adjust Stock Consideration. In the event the parties hereto are unable to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3 (c) or the Merger otherwise fails to qualify for the tax treatment described in Section 1.10, then First Financial may, in its sole discretion, increase the number of shares of HopFed Common Stock entitled to receive Stock Consideration by the minimum amount necessary to enable such tax opinions to be rendered and for the Merger to otherwise qualify for the tax treatment described in Section 1.10.

1.6                   First Financial Common Stock.  At and after the Effective Time, each share of First Financial Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger.

1.7                   Treatment of HopFed Restricted Stock Awards.

(a)                                 Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a share of HopFed Common Stock subject to vesting, repurchase or other lapse restriction granted under a HopFed Stock Plan that is unvested or contingent and outstanding immediately prior to the Effective Time (a “HopFed Restricted Stock Award”) shall fully vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of HopFed Common Stock underlying such HopFed Restricted Stock Award, less applicable tax withholdings.

(b)                                 At or prior to the Effective Time, HopFed, the Board of Directors of HopFed and its compensation committee, as applicable, and First Financial, the Board of Directors of First Financial, and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7, and to ensure that following the Effective Time, there are no obligations with respect to the HopFed Stock Plans other than as set forth in this Section 1.7.

(c)                                  For purposes of this Agreement, “HopFed Stock Plans” means the HopFed Bancorp, Inc. Management Recognition Plan; HopFed Bancorp, Inc. 1999 Stock Option Plan; HopFed Bancorp, Inc. 2000 Stock Option Plan; HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan; and HopFed Bancorp, Inc. 2013 Long-Term Incentive Plan, and all other employee and director equity incentive plans or agreements of HopFed as of the date of this Agreement.

1.8                   Articles of Incorporation of Surviving Corporation.  At the Effective Time, the Articles of Incorporation of First Financial (the “First Financial Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9                   Bylaws of Surviving Corporation. At the Effective Time, the Code of Bylaws of First Financial (the “First Financial Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10            Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.11            Bank Merger.  Immediately subsequent to the Effective Time, Heritage Bank USA, Inc.  (“Heritage Bank”), a Kentucky state chartered bank and a wholly-owned Subsidiary of HopFed, will merge (the “Bank Merger”) with and into First Financial Bank,

N.A. (“First Financial Bank”), a national banking association and a wholly-owned Subsidiary of First Financial. First Financial Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Heritage Bank shall cease. First Financial and HopFed shall cause First Financial Bank and Heritage Bank to enter into the agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”) within five (5) days of the date of this Agreement. HopFed shall cause Heritage Bank, and First Financial shall cause First Financial Bank, to execute such articles of merger, certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) following the Effective Time at a time determined pursuant to this Section 1.11.

1.12            Principal Executive Offices of Surviving Corporation.  The principal executive offices of First Financial as of the date of this Agreement shall be the principal executive offices of the Surviving Corporation.

1.13            Reservation of Right to Revise Structure.  At First Financial’s election, the Merger may alternatively be structured so that (a) HopFed is merged with and into any other direct or indirect wholly-owned subsidiary of First Financial or (b) any direct or indirect wholly-owned subsidiary of First Financial is merged with and into HopFed; provided, however, that no such change shall: (1) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of HopFed Common Stock, (2) prevent the parties from obtaining the opinions of counsel referred to in Section 7.2(c) or Section 7.3(c) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.10, or (3) within the good faith judgment of HopFed, materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

ARTICLE II
EXCHANGE OF SHARES

2.1                   First Financial to Make Merger Consideration Available.  At or prior to the Effective Time, First Financial shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with the terms of this Agreement, physical stock certificates or certificates in book entry form, as determined in First Financial’s sole discretion (collectively, referred to herein as “New Certificates”), representing the shares of First Financial Common Stock representing the Stock Consideration, cash in the amount of the Cash Consideration, and cash in lieu of any fractional shares (such cash and certificates for shares of First Financial Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of HopFed Common Stock.

2.2                   Exchange Procedures.

(a)                                 At and after the Effective Time, each Old Certificate evidencing outstanding shares of HopFed Common Stock (other than shares of Exempt HopFed Stock”) shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(b)                                 As promptly as practicable after the Effective Time (and provided HopFed has delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations hereunder), the Exchange Agent shall mail to each record holder of HopFed Common Stock immediately prior to the Effective Time and that has not submitted their Old Certificates with an Election Form, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) providing instructions as to the transmittal to the Exchange Agent of the Old Certificates in exchange for the issuance of the Stock Consideration, and the Cash Consideration in exchange for the Old Certificates pursuant to the terms of this Agreement.

(c)                                  First Financial shall cause a New Certificates representing that number of whole shares of First Financial Common Stock that each holder of HopFed Common Stock has the right to receive and a check in the amount of such holder’s proportionate share of the Cash Consideration, as applicable, and any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such shareholder as soon as reasonably practicable after delivery to First Financial of the Old Certificates (or bond or other indemnity satisfactory to First Financial if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance satisfactory to First Financial, and any other documents required by this Agreement or reasonably requested by First Financial or the Exchange Agent. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

(d)                                 No dividends or other distributions on First Financial common stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of HopFed Common Stock converted in the Merger into the right to receive shares of First Financial Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Article II. After becoming so entitled in accordance with this Section 2.2, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Financial common stock such holder had the right to receive upon surrender of the Old Certificate.

(e)                                  The stock transfer books of HopFed shall be closed immediately prior to the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of HopFed of any shares of HopFed Common Stock. If, after the Effective Time, Old Certificates are presented to First Financial, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(f)                                   First Financial shall be entitled to rely upon HopFed’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, First Financial shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by First Financial and thereafter be relieved from any and all liability with respect to any claims thereto.

(g)                                  If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by First Financial, the posting by such person of a bond or other indemnity satisfactory to First Financial as indemnity against any claim that may be made against it with respect to such Old Certificate, First Financial will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Agreement.

(h)                                 Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of HopFed Common Stock that are held as treasury stock of HopFed or owned by HopFed or First Financial (other than shares held in a fiduciary capacity, including shares pledged as collateral on the HopFed ESOP loan, or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of First Financial or other consideration shall be exchanged therefor.

(i)                                     If outstanding Old Certificates are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of any governmental unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of First Financial (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled thereto.

(j)                                    Any portion of the Exchange Fund that remains unclaimed by the shareholders of HopFed for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of HopFed who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the First Financial Common Stock deliverable in respect of each former share of HopFed Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of First Financial, HopFed, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of HopFed Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(k)                                 If any certificate representing shares of First Financial Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of the Merger Consideration in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(l)                                     First Financial shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Cash Consideration or cash in lieu of fractional shares of First Financial Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of HopFed Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by First Financial or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of HopFed Common Stock in respect of which the deduction and withholding was made by First Financial or the Exchange Agent, as the case may be.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HOPFED

Except (i) as disclosed in the disclosure schedule delivered by HopFed to First Financial concurrently herewith (the “HopFed Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the HopFed Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HopFed that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify with respect to (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any HopFed Reports filed by HopFed since December 31, 2017, and prior to the date hereof, including without limitation any information incorporated by reference into such reports (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), HopFed hereby represents and warrants to First Financial as follows:

3.1                   Corporate Organization.

(a)                                 HopFed is a corporation duly organized and validly existing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). HopFed has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. HopFed is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HopFed. As used in this Agreement, the term “Material Adverse Effect” means, with respect to First Financial, HopFed or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, including changes in prevailing interest rates, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) the expenses incurred by HopFed or First Financial in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (F) changes proximately caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Certificate of Incorporation of HopFed (the “HopFed Articles”) and the Amended and Restated Bylaws of HopFed (the “HopFed Bylaws”), as in effect as of the date of this Agreement, have previously been made available by HopFed to First Financial.

(b)                                 Each Subsidiary of HopFed (a “HopFed Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HopFed and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of HopFed to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of HopFed that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the HopFed Disclosure Schedule sets forth a true and complete list of all Subsidiaries of HopFed as of the date hereof.

3.2                   Capitalization.

(a)                                 The authorized capital stock of HopFed consists of 15,000,000 shares of HopFed Common Stock, $0.01 par value, and 500,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding.  There are (i) 6,649,190 shares of HopFed Common Stock issued and outstanding, which number includes 70,839 shares of HopFed Common Stock granted in respect of outstanding HopFed Restricted Stock Awards, (ii) 1,341,980 shares of HopFed Common Stock held in treasury, and (iii) no other shares of capital stock or other voting securities of HopFed issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of HopFed Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of HopFed may vote.  Other than the Indenture and the Debt Securities, there are no trust preferred or subordinated debt securities of HopFed that are issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating HopFed to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the HopFed Common Stock or other equity interests of HopFed, other than the Voting Agreements and a Standstill Agreement as set forth at HopFed Disclosure Schedule 3.2(a). Section 3.2(a) of the HopFed Disclosure Schedule sets forth a true, correct and complete list of all HopFed Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such HopFed Restricted Stock Award, (C) the vesting and grant date of each such HopFed Restricted Stock Award, (D) the HopFed Stock Plan under which such HopFed Restricted Stock Award was granted, and (E) any outstanding commitments obligating HopFed is issue any such securities.  Other than the HopFed Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of HopFed or any of its Subsidiaries) are outstanding.

(b)                                 HopFed owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the HopFed Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No HopFed Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3                   Authority; No Violation.

(a)                                 HopFed has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of HopFed.  The Board of Directors of HopFed has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of HopFed and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to HopFed’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of HopFed Common Stock (the “Requisite HopFed Vote”), and the adoption and approval of the Bank Merger Agreement by Heritage Bank and HopFed as its sole shareholder, no other corporate proceedings on the part of HopFed are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by HopFed and (assuming due authorization, execution and delivery by First Financial) constitutes a valid and binding obligation of HopFed, enforceable against HopFed in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)                                 Except as set forth on Section 3.3(b) of the HopFed Disclosure Schedule, neither the execution and delivery of this Agreement by HopFed nor the consummation by HopFed of the transactions contemplated hereby, including the Bank Merger, nor compliance by HopFed with any of the terms or provisions hereof, will (i) violate any provision of the HopFed Articles or the HopFed Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HopFed or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require any notice or consent under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of HopFed or any of its Subsidiaries, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HopFed or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HopFed.

(c)                                  Heritage Bank will have, within five days of the date of this Agreement, to adopt the Bank Merger Agreement, HopFed, as the sole shareholder of Heritage Bank, shall, promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement will be duly executed by Heritage Bank.

3.4                   Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and with the Kentucky Department of Financial Institutions (“KDFI”) in connection with the Merger and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) and the KDFI in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the HopFed Disclosure Schedule or Section 4.4 of the First Financial Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of HopFed’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”), and of the registration statement on Form S-4 (including any amendments and supplements thereto) in which the Proxy Statement will be included as a prospectus (“Prospectus/Proxy Statement”), to be filed with the SEC by First Financial in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Financial Common Stock pursuant to this Agreement and the approval of the listing of such First Financial Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by HopFed of this Agreement or (B) the consummation by HopFed of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof,

HopFed is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5                   Reports.  HopFed and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HopFed.  Except as set forth on Section 3.5 of the HopFed Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of HopFed and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of HopFed, investigation into the business or operations of HopFed or any of its Subsidiaries since January 1, 2015, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of HopFed or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of HopFed or any of its Subsidiaries since January 1, 2015, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HopFed. As used in this Agreement, the term “Regulatory Agency” means, to the extent such agency has jurisdiction over the business or affairs of the applicable person, the following:  (i) any state regulatory authority (including the KDFI), (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (v) the Delaware Secretary and the Indiana Secretary, (vi) any foreign regulatory authority, and (vii) any self-regulatory organization (an “SRO”),

3.6                   Financial Statements.

(a)                                 The financial statements of HopFed and its Subsidiaries included (or incorporated by reference) in the HopFed Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of HopFed and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of HopFed and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of HopFed and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Horne LLP has not resigned (or informed HopFed that it intends to resign) and neither Horne LLP nor HopFed’s previous independent accountants, Carr, Riggs & Ingram, LLC and Rayburn|Fitzgerald PC, have been dismissed as independent public accountants of HopFed as a result of or in connection with any disagreements with HopFed on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HopFed, neither HopFed nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of HopFed included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of HopFed and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HopFed or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on HopFed.  HopFed (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to HopFed, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of HopFed by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to HopFed’s outside auditors and the audit committee of HopFed’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect HopFed’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HopFed’s internal controls over financial reporting.  These disclosures were made in writing by management to HopFed’s auditors and audit committee and a copy has previously been made available to First Financial.  There is no reason to believe that HopFed’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2015, (i) neither HopFed nor any of its Subsidiaries, nor, to the knowledge of HopFed, any director, officer, auditor, accountant or representative of HopFed or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of HopFed or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HopFed or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing HopFed or any of its Subsidiaries, whether or not employed by HopFed or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HopFed or any of its officers, directors, employees or agents to the Board of Directors of HopFed or any committee thereof or to the knowledge of HopFed, to any director or officer of HopFed.

3.7                   Broker’s Fees.  With the exception of the engagement of Sandler O’Neill + Partners, L.P., (“Sandler O’Neill”) and the engagement letter of Keefe, Bruyette & Woods, Inc. (“KBW”), neither HopFed nor any HopFed Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  HopFed has disclosed to First Financial as of the date hereof the aggregate fees provided for in connection with the engagement by HopFed of Sandler O’Neill, related to the Merger and the other transactions contemplated hereunder.

3.8                   Absence of Certain Changes or Events.

(a)                                 Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HopFed.

(b)                                 Except as set forth on Section 3.8 of the HopFed Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2017, HopFed and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

3.9                               Legal Proceedings.

(a)                                 Except as set forth on Section 3.9 of the HopFed Disclosure Schedule, neither HopFed nor any of its Subsidiaries is a party to any, and there are no pending or, to HopFed’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HopFed or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                                 There is no injunction, order, judgment, decree, or regulatory restriction imposed upon HopFed, any of its Subsidiaries or the assets of HopFed or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to HopFed and its Subsidiaries, taken as a whole.

3.10                        Taxes and Tax Returns.

(a)                                 Each of HopFed and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither HopFed nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business).  All material Taxes of HopFed and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of HopFed and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither HopFed nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  Except as set forth on Section 3.10(a) of the HopFed Disclosure Schedule, the federal income Tax Returns of HopFed and its Subsidiaries for all years to and including 2014 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither HopFed nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of HopFed and its Subsidiaries or the assets of HopFed and its Subsidiaries.  HopFed has made available to First Financial true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither HopFed nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement

(other than such an agreement or arrangement exclusively between or among HopFed and its Subsidiaries).  Neither HopFed nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was HopFed) or (B) has any liability for the Taxes of any person (other than HopFed or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither HopFed nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither HopFed nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five (5) years has HopFed been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)                                 As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)                                  As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11                        Employee Benefits; Employees.

(a)                                 Section 3.11(a) of the HopFed Disclosure Schedule lists all material HopFed Benefit Plans.  For purposes of this Agreement, “HopFed Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, commission, deferred compensation, retiree medical or life insurance, supplemental retirement, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, vacation and other time off benefits, severance or other benefit plans, programs, policies, practices or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which HopFed or any HopFed Subsidiary, or any trade or business of HopFed or any of its Subsidiaries, whether or not incorporated, all of which together with HopFed would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “HopFed ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by HopFed or any of its Subsidiaries or any HopFed ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of HopFed or any of its Subsidiaries or any HopFed ERISA Affiliate.

(b)                                 HopFed has heretofore made available to First Financial true and complete copies of each of the HopFed Benefit Plans and certain related documents, including, but not limited to, (i) all documents constituting each HopFed Benefit Plan to the extent currently effective, including all amendments thereto and all related trust documents (or, in the case of any unwritten HopFed Benefit Plans, descriptions thereof), (ii) all summary plan descriptions, together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to amendments, modifications or material supplements to any HopFed Benefit Plan, (iii) the annual report (Form 5500 and all schedules and financial statements attached thereto), if any, filed with the IRS for the last three (3) plan years, (iv) the most recently received IRS determination letter, if any, relating to a HopFed Benefit Plan, (iv) the most recently prepared actuarial report for each HopFed Benefit Plan (if applicable) for each of the last three (3) years, (vi) all material written contracts relating to any HopFed Benefit Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vii) ESOP contribution and allocation schedules, valuations and valuation opinions, and (viii) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to such HopFed Benefit Plan.

(c)                                  Each HopFed Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Except as set forth on Section 3.11(c) of the HopFed Disclosure Schedule, within the past three (3) years, neither HopFed nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any HopFed Benefit Plan, and neither HopFed nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program and no HopFed Benefit Plan has, within the six (6) years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity.

(d)                                 Section 3.11(d) of the HopFed Disclosure Schedule identifies each HopFed Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “HopFed Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each HopFed Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of HopFed, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any HopFed Qualified Plan or the related trust or increase the costs relating thereto.  No HopFed Qualified Plan, other than the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan (the “ESOP”) owns or holds HopFed Common Stock.

(e)                                  Each HopFed Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has,  (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)                                   With respect to each HopFed Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such HopFed Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such HopFed Benefit Plan’s actuary with respect to such HopFed Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such HopFed Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by HopFed or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such HopFed Benefit Plan.

(g)                                  None of HopFed and its Subsidiaries nor any HopFed ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of HopFed and its Subsidiaries nor any HopFed ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)                                 Except as set forth in Section 3.11(h) of the HopFed Disclosure Schedule, neither HopFed nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. No trust funding any HopFed Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(i)                                     All contributions required to be made to any HopFed Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any HopFed Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of HopFed.

(j)                                    There are no pending or, to the knowledge of HopFed, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to HopFed’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the HopFed Benefit Plans, any fiduciaries thereof with respect to their duties to the HopFed Benefit Plans or the assets of any of the trusts under any of the HopFed Benefit Plans that could reasonably be expected to result in any material liability of HopFed or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a HopFed Benefit Plan, or any other party.

(k)                                 None of HopFed and its Subsidiaries nor, to the knowledge of HopFed, any HopFed ERISA Affiliate or other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the HopFed Benefit Plans or their related trusts, HopFed, any of its Subsidiaries, any HopFed ERISA Affiliate or any person that HopFed or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)                                     Except as set forth on Section 3.11(l) of the HopFed Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of HopFed or any of its Subsidiaries, or result in any limitation on the right of HopFed or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any HopFed Benefit Plan or related trust.  Except as set forth on Section 3.11(l) of the HopFed Disclosure Schedule, without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by HopFed or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Except as set forth on Section 3.11(l) of the HopFed Disclosure Schedule, neither HopFed nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require HopFed or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)                             Except as set forth on Section 3.11(m) of the HopFed Disclosure Schedule, no HopFed Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.    HopFed has made available to First Financial true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(n)                                 There are no pending or, to HopFed’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against HopFed or any of its Subsidiaries, or any strikes or other material labor disputes against HopFed or any of its Subsidiaries.  Neither HopFed nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of HopFed or any of its Subsidiaries and, to the knowledge of HopFed, there are no organizing efforts by any union or other group seeking to represent any employees of HopFed or any of its Subsidiaries.

(o)                                 There has been no amendment to any HopFed Benefit Plan or  announcement by HopFed or any of its Subsidiaries relating to or change in eligibility for participation or coverage under any HopFed Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year plus annual premium increases or anticipated future increases in premiums based upon normal market cost increases with respect to any director, officer, employee, independent contractor or consultant plan, as applicable.

(p)                                 HopFed and its Subsidiaries have complied with the applicable provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) including all provisions of the ACA applicable to employees, including the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time” employees that is “affordable” and provides “minimum value” (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations).

(q)                                 With respect to the ESOP:

(i)                                     HopFed has the authority to take all actions and provide such direction as contemplated by this Agreement.

(ii)                                  No event of default has occurred or presently exists under the ESOP Loan Agreement dated March 2, 2015, by and between the ESOP trustees and HopFed (the “ESOP Loan Agreement”), the Promissory Note dated March 2, 2015 issued by the ESOP (the “Promissory Note”), the Stock Purchase Agreement dated March 2, 2015, by and between the ESOP and HopFed (the “Stock Purchase Agreement”) or the ESOP Pledge Agreement dated March 2, 2015, by and between the ESOP and HopFed (the “Pledge Agreement”) (the ESOP Loan Agreement, Promissory Note, Stock Purchase Agreement and Pledge Agreement referred to collectively as the “ESOP Loan Documents”). The ESOP has the right under the ESOP Loan Agreement to prepay at any time the principal amount of the Promissory Note without penalty and subject only to payment of accrued interest through the date of prepayment, as contemplated by Section 5.17(d). Except for the Indebtedness under the ESOP Loan Documents, there is no existing Indebtedness of the ESOP or HopFed relating to the ESOP.

(iii)                               No purchase of shares of HopFed Common Stock by any HopFed Benefit Plan holding shares of HopFed Common Stock, including, but not limited to, the ESOP, has adversely affected the tax qualification of such HopFed Benefit Plan or failed to satisfy all of the requirements for the prohibited transaction exemption provided by Section 408(e) of ERISA.  Each loan to the ESOP which has been made by or guaranteed by HopFed or any other disqualified person in connection with any purchase of such shares by the Plan (an “ESOP Loan”), satisfied each of the requirements of the prohibited transaction exemption provided in Section 408(b)(3) of ERISA, Section 4975(d)(3) and Treasury Regulation Section 54-4975-7(b), and, in particular, all shares of HopFed Common Stock purchased by the ESOP or any other HopFed Benefit Plan were purchased for no more than “adequate consideration” within the meaning Section 3(18) of ERISA, as determined on the basis of a stock valuation prepared by an “independent appraiser” (as this term is defined in Section 401(a)(28)(C) of the Code) satisfying all requirements of Sections 3(18) and 408(e) of ERISA and applicable DOL regulations.

(iv)                              The ESOP is now and has been at all times since its inception a qualified employee stock ownership plan within the meaning of Code Section 4975(e)(7). The trust maintained to fund the ESOP (the “ESOP Trust”) is a trust duly formed in accordance with applicable state law and is, and at all times has been, a trust described in Code  Section 501(a). All shares of HopFed Common Stock owned by the ESOP are and have at all times constituted “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. The ESOP Trustee has been duly and properly appointed and granted full authority to act as trustee of the ESOP and exercise trust powers thereunder..

3.12                        SEC Reports.  No communication mailed by HopFed to its shareholders since December 31, 2015 and prior to the date hereof nor any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since December 31, 2015 by HopFed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “HopFed Reports”), as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2015, as of their respective dates, all HopFed Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of HopFed has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the HopFed Reports.

3.13                        Compliance with Applicable Law.

(a)                                 Except as set forth on Section 3.13(a) of the HopFed Disclosure Schedule, HopFed and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HopFed, and to the knowledge of HopFed no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  HopFed and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to HopFed or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street

Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Heritage Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of HopFed, or its Subsidiaries, or to the knowledge of HopFed, any director, officer, employee, agent or other person acting on behalf of HopFed or any of its Subsidiaries has, directly or indirectly, (i) used any funds of HopFed or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of HopFed or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of HopFed or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of HopFed or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for HopFed or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for HopFed or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b)                                 Except as set forth on Section 3.13(b) of the HopFed Disclosure Schedule, Heritage Bank does not have any loans outstanding to, or any commitment to lend to, any Marijuana Related Business, or any loans secured by real or personal property owned by, leased to, or occupied or utilized by a Marijuana Related Business. A “Marijuana Related Business” means any business that grows, produces, buys or sells or otherwise distributes marijuana (a “Marijuana Business”), a business that leases real property or otherwise provides space to a Marijuana Business, or a business that leases or otherwise provides equipment which is directly used to grow or produce marijuana, or a business the conduct of which would reasonably be anticipated to result in Heritage Bank’s collateral being subject to proceedings under the Civil Asset Forfeiture Act.

3.14                        Certain Contracts.

(a)                                 Except as set forth in Section 3.14(a) of the HopFed Disclosure Schedule, as of the date hereof, neither HopFed nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from First Financial, HopFed, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which restricts HopFed’s ability to compete or contains a client or customer non-solicit requirement or any other provision, in each case, that materially restricts the conduct of any line of business by HopFed or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (not including any stock option plan, stock appreciation rights plan, restricted stock plan, performance share unit plan, stock purchase plan, and related agreements, all of which are listed on Section 3.2(a) of the HopFed Disclosure Schedule) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by HopFed or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $400,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of HopFed or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $150,000 per annum (other than any such contracts which are terminable by HopFed or any of its Subsidiaries on sixty (60) calendar days or less notice without any required payment or other conditions, other than the condition of notice).  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the HopFed Disclosure Schedule, is referred to herein as a “HopFed Contract” and neither HopFed nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HopFed.

(b)                                 Each HopFed Contract is valid and binding on HopFed or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HopFed.  HopFed and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each HopFed Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HopFed.  To HopFed’s knowledge each third-party counterparty to each HopFed Contract has in all material respects performed all obligations required to be performed by it to date under such HopFed Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HopFed, and  no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of HopFed or any of its Subsidiaries under any such HopFed Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HopFed.

3.15                        Agreements with Regulatory Agencies.  Except as set forth on Section 3.15 of the HopFed Disclosure Schedule, neither HopFed nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the HopFed Disclosure Schedule, a “HopFed Regulatory Agreement”), nor has HopFed or any of its Subsidiaries been advised since January 1, 2015, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of HopFed or any of its Subsidiaries in any material respect; provided however, such HopFed Disclosure Schedules shall not include confidential supervisory information (in accordance with 12 CFR 309), if applicable, unless prior regulatory approval is received related to the dissemination  of such information.

3.16                        Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of HopFed, any of its Subsidiaries or for the account of a customer of HopFed or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of HopFed or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  HopFed and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to HopFed’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17                        Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HopFed, HopFed and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  Except as set forth on Section 3.17 of the HopFed Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of HopFed any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on HopFed or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against HopFed, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HopFed.  To the knowledge of HopFed, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HopFed.  HopFed is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HopFed.

3.18                        Investment Securities and Commodities.

(a)                                 Each of HopFed and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of HopFed or its Subsidiaries.  Such securities and commodities are valued on the books of HopFed in accordance with GAAP in all material respects.

(b)                                 HopFed and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies,

practices and procedures that HopFed believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, HopFed has made available to First Financial the material terms of such policies, practices and procedures.

3.19                        Real Property.  Except as set forth on Section 3.19 of the HopFed Disclosure Schedule, HopFed or a HopFed Subsidiary has good and marketable title in fee simple to all the real property (including, without limitation, all real property used as bank premises and all other real estate owned (“OREO”)) reflected in Section 3.19 of the HopFed Disclosure Schedule or acquired after the date hereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “HopFed Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in Section 3.19 of the HopFed Disclosure Schedule or acquired after the date hereof (except for leases that have expired by their terms since the date thereof) (the “HopFed Leased Properties” and, collectively with the HopFed Owned Properties, the “HopFed Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to HopFed’s knowledge, the lessor.  There are no pending or, to the knowledge of HopFed, threatened condemnation proceedings against the HopFed Real Property.

3.20                        Intellectual Property.

(a)                                 HopFed and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as defined in Section 3.20(g)) that is used by HopFed or its Subsidiaries in their respective businesses as currently conducted. Neither HopFed nor any of its Subsidiaries has (i) licensed any Intellectual Property owned by it or its Subsidiaries to any third party, or (ii) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b)                                 HopFed and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party during the preceding five (5) years. There is no claim asserted or threatened against HopFed and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property.

(c)                                  To HopFed’s knowledge, no third party has infringed, misappropriated, or otherwise violated HopFed’s or any of its Subsidiaries’ Intellectual Property rights during the preceding five (5) years. There are no claims asserted or threatened by HopFed or any of its Subsidiaries, nor has HopFed or any of its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes, or otherwise harms any of their Intellectual Property rights.

(d)                                 To the extent HopFed has designated any of its information, materials, or processes a trade secret, HopFed and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them.

(e)                                  None of the Software (as defined in subsection (g) below): (i) to HopFed’s knowledge, contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Software or any system containing or used in conjunction with such Software (collectively, “Defective Code”) or (ii) to HopFed’s knowledge, fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software or system or (iii) is lapsed or has failed to be upgraded and maintained in accordance with any maintenance schedule or customary practice.

(f)                                   to HopFed’s knowledge, no Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent; (collectively, “Malicious Code”).

(g)                                  For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, social media handles and related accounts, database rights, copyrights and any applications therefor, mask works, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form) (collectively, “Software”), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights of any kind, whether or not registered.

3.21                        Information Technology.  The computers, Software, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches,

circuits, networks, data communications lines, repair and refurbishment equipment and all other information technology equipment owned, used, or held for use by HopFed or its Subsidiaries (collectively, the “HopFed IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required for the conduct of HopFed’s and its Subsidiaries’ businesses and have not materially malfunctioned or failed within the past three (3) years; and (ii) to HopFed’s knowledge, do not contain any Defective Code, Malicious Code, or open source code. HopFed and its Subsidiaries take commercially reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity and security of the HopFed IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including, but not limited to, (A) the use of robust encryption technology, and (B) the implementation of a comprehensive security plan which (x) promptly identify any and all internal and external risks to the security of HopFed’s and/or its Subsidiaries’ confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. HopFed and its Subsidiaries have achieved a “baseline” maturity level in all domains of its information systems according to the Federal Financial Institutions Examination Council Cybersecurity Assessment Tool. HopFed and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or threatened in writing against HopFed or any of its Subsidiaries Bank alleging a violation of any person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information.

3.22                        Related Party Transactions.  Except as set forth in Section 3.22 of the HopFed Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between HopFed or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of HopFed or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding HopFed Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of HopFed) on the other hand, except those of a type available to employees of HopFed or its Subsidiaries generally.

3.23                        State Takeover Laws.  No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “affiliate transactions”, or similar provision of any state anti-takeover law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the DGCL or federal law.

3.24                        Reorganization.  HopFed has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25                        Opinion.  Prior to the execution of this Agreement, the board of directors of HopFed has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Stock Consideration and the Cash Consideration, taken together, is fair from a financial point of view to the holders of HopFed Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.26                        HopFed Information.  The information relating to HopFed and its Subsidiaries which is provided by HopFed or its representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate only to First Financial or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.27                        Loan Portfolio.

(a)                                 As of the date hereof, except as set forth in Section 3.27(a) of the HopFed Disclosure Schedule, neither HopFed nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets or any other extension of credit) (collectively, “Loans”) in which HopFed or any Subsidiary of HopFed is a creditor which as of September 30, 2018, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of September 30, 2018, over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 3.27(a) of the HopFed Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of HopFed and its Subsidiaries that, as of September 30, 2018, were classified by HopFed as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of HopFed or any of its Subsidiaries that, as of September 30, 2018, is classified as “Other Real Estate Owned” (“OREO”) and the book value thereof.

(b)                                 Except as would not reasonably be expected to have a Material Adverse Effect on HopFed, each Loan of HopFed and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of HopFed and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect on HopFed, each outstanding Loan of HopFed and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of HopFed and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)                                 Except as set forth in Section 3.27(d) of the HopFed Disclosure Schedule, none of the agreements pursuant to which HopFed or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)                                  There are no outstanding Loans made by HopFed or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of HopFed or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                                   Neither HopFed nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.28                              Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HopFed, HopFed and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of HopFed reasonably has determined to be prudent and consistent with industry practice, and HopFed and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of HopFed and its Subsidiaries, HopFed or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.29                        Trust Preferred Securities.  HopFed has performed, or has caused the HopFed Capital Trust I to perform, all of the obligations required to be performed by it and is not in default under the terms of the Indenture or Debt Securities or any agreements related thereto.

3.30                        Information Security.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on HopFed, to the knowledge of HopFed, since January 1, 2015, no unauthorized person or third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of HopFed and its Subsidiaries.

3.31                        Approval Delays.  To the knowledge of HopFed, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.

3.32                        Fiduciary Accounts.  HopFed and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither HopFed nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, has committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.33                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by HopFed in this Article III, neither HopFed nor any other person makes any express or implied representation or warranty with respect to HopFed, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HopFed hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither HopFed nor any other person makes or has made any representation or warranty to First Financial or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to HopFed, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by HopFed in this Article III, any oral or written information presented to First Financial or any of its affiliates or representatives in the course of their due diligence investigation of HopFed, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 HopFed acknowledges and agrees that neither First Financial nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRST FINANCIAL

Except (i) as disclosed in the disclosure schedule delivered by First Financial to HopFed concurrently herewith (the “First Financial Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the First Financial Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by First Financial that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any First Financial Reports filed by First Financial since December 31, 2017, and prior to the date hereof, including without limitation any information incorporated by reference into such reports (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), First Financial hereby represents and warrants to HopFed as follows:

4.1                               Corporate Organization.

(a)                                 First Financial is a corporation duly organized and validly existing under the laws of the State of Indiana and is a bank holding company duly registered under the BHC Act.  First Financial has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  First Financial is duly licensed or qualified to do business, and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Financial.  True and complete copies of the First Financial Articles and First Financial Bylaws, as in effect as of the date of this Agreement, have previously been made available by First Financial to HopFed.

(b)                                 Each Subsidiary of First Financial (a “First Financial Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Financial and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of First Financial to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of First Financial that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

4.2                               Capitalization.

(a)                                 The authorized capital stock of First Financial consists of 40,000,000 shares of First Financial Common Stock, no par value, and 10,000,000 shares of preferred stock, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 14,612,540 shares of First Financial Common Stock issued and 12,278,295 shares of First Financial Common Stock outstanding, including 35,239 of First Financial Common Stock granted in respect of outstanding awards of restricted First Financial Common Stock (a “First Financial Restricted Stock Award”), and (ii) no other shares of capital stock or other voting securities of First Financial issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of First Financial Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of First Financial may vote.  No trust preferred or subordinated debt securities of First Financial are issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating First Financial to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the First Financial Common Stock.  Other than the First Financial Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of First Financial or any of its Subsidiaries) are outstanding.

(b)                                 First Financial owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the First Financial Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No First Financial Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3                               Authority; No Violation.

(a)                                 First Financial has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of First Financial.  The Board of Directors of First Financial has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of First Financial and its shareholders and has adopted a resolution to the foregoing effect.  Except for the adoption and approval of the Bank Merger Agreement by First Financial Bank and First Financial as its sole shareholder, no other corporate proceedings on the part of First Financial are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by First Financial and (assuming due authorization, execution and delivery by HopFed) constitutes a valid and binding obligation of First Financial, enforceable against First Financial in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of First Financial Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of First Financial will have any preemptive right or similar rights in respect thereof.

(b)                                 Neither the execution and delivery of this Agreement by First Financial, nor the consummation by First Financial of the transactions contemplated hereby, including the Bank Merger, nor compliance by First Financial with any of the terms or provisions hereof, will (i) violate any provision of the First Financial Articles or the First Financial Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Financial, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Financial or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Financial or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on First Financial.

(c)                                  First Financial Bank has adopted the Bank Merger Agreement, First Financial, as the sole shareholder of First Financial Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by First Financial Bank.

4.4                                     Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and with the KDFI in connection with the Merger and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the OCC and the KDFI in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the HopFed Disclosure Schedule or Section 4.4 of the First Financial Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Prospectus/Proxy Statement, and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger, and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Financial Common Stock pursuant to this Agreement and the approval of the listing of such First Financial Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by First Financial of this Agreement or (B) the consummation by First Financial of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, First Financial is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5                                     Reports.  First Financial and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with the Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Financial.  Except as set forth on Section 4.5 of the First Financial Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of First Financial and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of First Financial, investigation into the business or operations of First Financial or any of its Subsidiaries since January 1, 2015, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of First Financial or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of First Financial or any of its Subsidiaries since January 1, 2015, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.

4.6                               Financial Statements.

(a)                                 The financial statements of First Financial and its Subsidiaries included (or incorporated by reference) in the First Financial Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of First Financial and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of First Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of First Financial and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Crowe Horwath

LLP has not resigned (or informed First Financial that it intends to resign) or been dismissed as independent public accountants of First Financial as a result of or in connection with any disagreements with First Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial, neither First Financial nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of First Financial included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of First Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom),except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on First Financial.  First Financial (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to First Financial, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Financial by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to First Financial’s outside auditors and the audit committee of First Financial’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Financial’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in First Financial’s internal controls over financial reporting.  These disclosures were made in writing by management to First Financial’s auditors and audit committee and a copy has previously been made available to HopFed.  There is no reason to believe that First Financial’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2015, (i) neither First Financial nor any of its Subsidiaries, nor, to the knowledge of First Financial, any director, officer, auditor, accountant or representative of First Financial or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of First Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Financial or any of its Subsidiaries, whether or not employed by First Financial or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First Financial or any of its officers, directors, employees or agents to the Board of Directors of First Financial or any committee thereof or to the knowledge of First Financial, to any director or officer of First Financial.

4.7                               Broker’s Fees.  Neither First Financial nor any First Financial Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8                               Absence of Certain Changes or Events.

(a)                                 Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.

(b)                                 Except as set forth on Section 4.8 of the First Financial Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2017, First Financial and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

4.9                               Legal Proceedings.

(a)                                 Except as would not reasonably be expected to result in a Material Adverse Effect on First Financial, neither First Financial nor any of its Subsidiaries is a party to any, and there are no pending or, to First Financial’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Financial or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                                 There is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Financial, any of its Subsidiaries or the assets of First Financial or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to First Financial and its Subsidiaries, taken as a whole.

4.10                              Taxes and Tax Returns.  Each of First Financial and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither First Financial nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business).  All material Taxes of First Financial and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of First Financial and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither First Financial nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  Except as set forth on Section 4.10(a) of the First Financial Disclosure Schedule, the federal income Tax Returns of First Financial and its Subsidiaries for all years to and including 2014 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither First Financial nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of First Financial and its Subsidiaries or the assets of First Financial and its Subsidiaries.  First Financial has made available to HopFed true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither First Financial nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among First Financial and its Subsidiaries).  Neither First Financial nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was First Financial) or (B) has any liability for the Taxes of any person (other than First Financial or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither First Financial nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither First Financial nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five (5) years has First Financial been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11                        Employee Benefits; Employees.

(a)                                 Each First Financial Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Except as set forth on Section 4.11(a) of the First Financial Disclosure Schedule, within the past three (3) years, neither First Financial nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any First Financial Benefit Plan, and neither First Financial nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program and no First Financial Benefit Plan has, within the six (6) years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity. For purposes of this Agreement, “First Financial Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, commission, deferred compensation, retiree medical or life insurance, supplemental retirement, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, vacation and other time off benefits, severance or other benefit plans, programs, policies, practices or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which First Financial or any First Financial Subsidiary, or any trade or business of First Financial or any of its Subsidiaries, whether or not incorporated, all of which together with First Financial would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “First Financial ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by First Financial or any of its Subsidiaries or any First Financial ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of First Financial or any of its Subsidiaries or any First Financial ERISA Affiliate.

(b)                                 There are no pending or, to First Financial’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against First Financial or any of its Subsidiaries, or any strikes or other material labor disputes against First Financial or any of its Subsidiaries.  Neither First Financial nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of First Financial or any of its Subsidiaries and, to the knowledge of First Financial, there are no organizing efforts by any union or other group seeking to represent any employees of First Financial or any of its Subsidiaries.

(c)                                  First Financial and its Subsidiaries have complied with the applicable provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) including all provisions of the ACA applicable to employees, including the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time” employees that is “affordable” and provides “minimum value” (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations).

4.12            SEC Reports.  No communication mailed by First Financial to its shareholders since December 31, 2015 and prior to the date hereof nor any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since December 31, 2015 by First Financial pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “First Financial Reports”), as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2015, as of their respective dates, all First Financial Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of First Financial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the First Financial Reports.

4.13            Compliance with Applicable Law.  First Financial and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Financial, and to the knowledge of First Financial no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  First Financial and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to First Financial or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  First Financial Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of First Financial, or its Subsidiaries, or to the knowledge of First Financial, any director, officer, employee, agent or other person acting on behalf of First Financial or any of its Subsidiaries has, directly or indirectly, (i) used any funds of First Financial or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of First Financial or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of First Financial or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of First Financial or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for First Financial or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for First Financial or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.14            Agreements with Regulatory Agencies.  Neither First Financial nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the First Financial Disclosure Schedule, a “First Financial Regulatory Agreement”), nor has First Financial or any of its Subsidiaries been advised since January 1, 2015, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of First Financial or any of its Subsidiaries in any material respect.

4.15            Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of First Financial, any of its Subsidiaries or for the account of a customer of First Financial or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of First Financial or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  First Financial and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to First Financial’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16            Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Financial, First Financial and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of First Financial any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on First Financial or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against First Financial, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.  To the knowledge of First Financial, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.  First Financial is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.

4.17            Investment Securities and Commodities.

(a)                                 Each of First Financial and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of First Financial or its Subsidiaries.  Such securities and commodities are valued on the books of First Financial in accordance with GAAP in all material respects.

(b)                                 First Financial and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that First Financial believes are prudent and reasonable in the context of such businesses.

4.18            Real Property.  First Financial or a First Financial Subsidiary has good and marketable title in fee simple to all the real property (including, without limitation, all real property used as bank premises and all other real estate owned (“OREO”)) reflected in Section 4.18 of the First Financial Disclosure Schedule or acquired after the date hereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “First Financial Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in Section 4.18 of the First Financial Disclosure Schedule or acquired after the date hereof (except for leases that have expired by their terms since the date thereof) (the “First Financial Leased Properties” and, collectively with the First Financial Owned Properties, the “First Financial Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to First Financial’s knowledge, the lessor.  There are no pending or, to the knowledge of First Financial, threatened condemnation proceedings against the First Financial Real Property.

4.19            Intellectual Property.

(a)                                 First Financial and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as defined in Section 3.20(g)) that is used by First Financial or its Subsidiaries in their respective businesses as currently conducted. Neither First Financial nor any of its Subsidiaries has (i) licensed any Intellectual Property owned by it or its Subsidiaries to any third party, or (ii) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b)                                 First Financial and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party during the preceding five (5) years. Except as set forth in Section 4.19(b) of the First Financial Disclosure Schedule, there is no claim asserted or threatened against First Financial and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property.

(c)                                  To First Financial’s knowledge, no third party has infringed, misappropriated, or otherwise violated First Financial’s or any of its Subsidiaries’ Intellectual Property rights during the preceding five (5) years. There are no claims asserted or threatened by First Financial or any of its Subsidiaries, nor has First Financial or any of its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes, or otherwise harms any of their Intellectual Property rights.

(d)                                 To the extent First Financial has designated any of its information, materials, or processes a trade secret, First Financial and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them.

(e)                                  None of the Software : (i) to First Financial’s knowledge, contains a Defective Code or (ii) to First Financial’s knowledge, fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software or system or (iii) is lapsed or has failed to be upgraded and maintained in accordance with any maintenance schedule or customary practice.

(f)                                   To First Financial’s knowledge, no Software contains any Malicious Code.

4.20            Information Technology.  The computers, Software, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, repair and refurbishment equipment and all other information technology equipment owned, used, or held for use by First Financial or its Subsidiaries (collectively, the “First Financial IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required for the conduct of First Financial’s and its Subsidiaries’ businesses and have not materially malfunctioned or failed within the past three (3) years;

and (ii) to First Financial’s knowledge, do not contain any Defective Code, Malicious Code, or open source code. First Financial and its Subsidiaries take commercially reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity and security of the First Financial IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including, but not limited to, (A) the use of robust encryption technology, and (B) the implementation of a comprehensive security plan which (x) promptly identify any and all internal and external risks to the security of First Financial’s and/or its Subsidiaries’ confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. First Financial and its Subsidiaries have achieved a “baseline” maturity level in all domains of its information systems according to the Federal Financial Institutions Examination Council Cybersecurity Assessment Tool. First Financial and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or threatened in writing against First Financial or any of its Subsidiaries Bank alleging a violation of any person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information.

4.21            State Takeover Laws.  No Takeover Statute is applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the IBCL or federal law.

4.22            Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on First Financial, First Financial and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of First Financial reasonably has determined to be prudent and consistent with industry practice, and First Financial and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of First Financial and its Subsidiaries, First Financial or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.23            Information Security.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on First Financial, to the knowledge of First Financial, since January 1, 2015, no unauthorized person or third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of First Financial and its Subsidiaries.

4.24            No Shareholder Approval.  No vote or consent of any of the holders of First Financial’s capital stock is required by law or NASDAQ listing requirements for First Financial to enter into this Agreement and to consummate the Merger.

4.25            Reorganization.  First Financial has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.26            First Financial Information.  The information relating to First Financial and its Subsidiaries to be contained in the Prospectus/Proxy Statement and the S-4, and the information relating to First Financial and its Subsidiaries that is provided by First Financial or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Prospectus/Proxy Statement (except for such portions thereof that relate only to HopFed or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to HopFed or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.27            Approval Delays.  To the knowledge of First Financial, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.

4.28            Available Funds; Capitalization.  Immediately before the Effective Time, First Financial will have or have access to cash sufficient to pay any amounts required to be paid by First Financial pursuant to Article I of this Agreement.  First Financial is, and immediately after giving effect to the Merger will be, well-capitalized, as such term is defined under guidelines published by the OCC and the Federal Reserve Board.

4.29            Loan Portfolio.

(a)                                 Except as would not reasonably be expected to have a Material Adverse Effect on First Financial, each Loan of First Financial and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of First Financial and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)                                 Except as would not reasonably be expected to have a Material Adverse Effect on First Financial, each outstanding Loan of First Financial and its

Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of First Financial and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)                                  There are no outstanding Loans made by First Financial or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of First Financial or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

4.30            Certain Contracts.

(a)                                 Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which First Financial or any of its Subsidiaries is a party or by which First Financial or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by First Financial, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto. Each contract, arrangement, commitment or understanding of the type described in this Section 4.30, whether or not set forth in the First Financial Disclosure Schedule or filed by First Financial with the SEC, is referred to herein as a “First Financial Contract,” and neither First Financial nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.

(b)                                 Each First Financial Contract is valid and binding on First Financial or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Financial.  First Financial and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each First Financial Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Financial.  To First Financial’s knowledge each third-party counterparty to each First Financial Contract has in all material respects performed all obligations required to be performed by it to date under such First Financial Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Financial, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of First Financial or any of its Subsidiaries under any such First Financial Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Financial.

4.31            No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by First Financial in this Article IV, neither First Financial nor any other person makes any express or implied representation or warranty with respect to First Financial, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Financial hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither First Financial nor any other person makes or has made any representation or warranty to HopFed or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Financial, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by First Financial in this Article IV, any oral or written information presented to HopFed or any of its affiliates or representatives in the course of their due diligence investigation of First Financial, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 First Financial acknowledges and agrees that neither HopFed nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

HopFed covenants and agrees with First Financial and covenants and agrees to cause its Subsidiaries to act as follows (and First Financial covenants and agrees with HopFed as follows):

5.1                   Shareholder Approval.

(a)                                 HopFed shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and/or held in accordance with applicable law and the HopFed Articles and Bylaws (the “HopFed Shareholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement and the effectiveness of the S-4. The Board of Directors of HopFed shall recommend to HopFed’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will, in the event of an actual shareholders’ meeting, solicit proxies voting in favor of this Agreement from HopFed’s shareholders. Additionally, each director of HopFed and Heritage

Bank and certain shareholders of HopFed as set forth on Section 7.2(i) of the HopFed Disclosure Schedule, shall agree to vote or direct the vote of any shares of HopFed Common Stock he or she owns, beneficially or of record or has the power to vote (subject to any fiduciary duties of such individual), in favor of the Merger pursuant to the agreement attached hereto as Exhibit B.

(b)                                 Except as set forth in this Section 5.1(b), neither the HopFed Board of Directors nor any committee thereof shall (i) withdraw, qualify, modify, amend, or fail to make, or propose publicly to withdraw, qualify, modify, or amend its recommendation that the shareholders of HopFed approve this Agreement (or fail to include such recommendation in the Prospectus/Proxy Statement), (ii) make any public statement or take any action inconsistent with its recommendation that the shareholders of HopFed approve this Agreement, or (iii) approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt, any Acquisition Proposal (any of the actions described in (i), (ii) or (iii), a “Change of Recommendation”). Notwithstanding the foregoing, at any time prior to the approval of this Agreement by the Requisite HopFed Vote:

(i)                                     HopFed’s Board of Directors may make a Change of Recommendation if (A) other than in connection with or as a result of the making of an Acquisition Proposal, a material development or change in circumstances that was not known or, with respect to material developments or changes in circumstances relating to HopFed and its Subsidiaries, reasonably foreseeable to HopFed’s Board of Directors on or before the date of this Agreement occurs or arises after the date of this Agreement, which material development or change in circumstances becomes known to HopFed’s Board of Directors prior to the approval of this Agreement by the Requisite HopFed Vote (such material development or change in circumstances being referred to as an “Intervening Event”) (it being understood that in no event shall the receipt, existence, or terms of an Acquisition Proposal constitute an Intervening Event), (B) HopFed’s Board of Directors concludes in good faith (after consultation with its outside financial and legal advisors) that an Intervening Event has occurred and a failure to make a Change of Recommendations would cause it to violate its fiduciary duties under applicable law, (C) HopFed’s Board of Directors does not effect, or cause HopFed to effect, a Change of Recommendation at any time within three (3) business days, or such shorter period in the event that the HopFed Shareholders’ Meeting is scheduled to occur in less than three (3) business days, after First Financial receives written notice from HopFed that the HopFed Board of Directors has determined that an Intervening Event requires the HopFed Board of Directors to effect, or cause HopFed to effect, a Change of Recommendation and describing in reasonable detail the circumstances underlying such determination (provided, a new notice shall be required with respect to any material change in circumstances and a new notice period of three (3) business days, or shorter period in the circumstances above, shall begin), and (D) during such applicable period, HopFed engages in good faith negotiations with First Financial (to the extent that First Financial desires to negotiate) to amend this Agreement in such a manner that obviates the need for the HopFed Board of Directors to effect, or cause HopFed to effect, a Change of Recommendation; or

(ii)                                  if, in response to the receipt of an Acquisition Proposal that did not arise or result from any material breach of Section 5.6, the HopFed Board of Directors shall have determined in good faith (after consultation with its outside financial and legal advisors) that such Acquisition Proposal constitutes a Superior Proposal and that a failure to make a Change of Recommendation with respect to such Superior Proposal would cause it to violate its fiduciary duties under applicable law, then the HopFed Board of Directors may, with respect to such Superior Proposal, (x) make a Change of Recommendation or (y) cause HopFed to terminate this Agreement pursuant to Section 8.1(g) in order to enter into a definitive agreement providing for such Superior Proposal if, in each case:

A.                                    HopFed has provided written notice to First Financial (a “Notice of Superior Proposal”) advising First Financial that the HopFed Board of Directors has received a Superior Proposal promptly after the HopFed Board of Directors determines it has received a Superior Proposal (and in any event within two (2) business days), stating that the HopFed Board of Directors intends to make a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(g) and describing in reasonable detail the terms and conditions of such Superior Proposal, and

B.                                    First Financial does not, within three (3) business days of receipt of the Notice of Superior Proposal (the “Notice Period”), make a written offer or proposal to revise the terms of this Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the HopFed Board of Directors determines in good faith (after consultation with its outside financial and legal advisors), to be at least as favorable to HopFed’s shareholders as such Superior Proposal; provided, however, that, during the Notice Period, HopFed shall negotiate in good faith with First Financial (to the extent First Financial desires to negotiate) regarding any Revised Transaction Proposal; provided, further, that any amendment to the terms of such Superior Proposal during the

Notice Period shall require a new written notice of the material terms of such amended Superior Proposal from HopFed and an additional three (3) business day Notice Period, including with respect to HopFed’s obligations to negotiate in good faith with First Financial.

(iii)          “Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) HopFed’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of HopFed than the transaction contemplated by this Agreement (taking into account all factors relating to such proposed transaction deemed relevant by HopFed’s Board of Directors, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto, (including any adjustments to the terms and conditions of such transactions proposed by First Financial in response to such Acquisition Proposal)).

5.2                   Other Approvals.

(a)                                 HopFed shall proceed expeditiously, cooperate fully, and use commercially reasonable efforts to assist First Financial in procuring, upon terms and conditions consistent with the condition set forth in Section 7.1(c)  hereof, all consents, authorizations, approvals, registrations, and certificates, in completing all filings and applications, and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger (including, without limitation, requirements for any potential branch closings) on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)                                 HopFed will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments, and documents described in Section 3.3(b) of the HopFed Disclosure Schedule.

(c)                                  Any written materials or information provided by HopFed to First Financial for use by First Financial in any filing with any Regulatory Agency shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.3                   Conduct of Business.

(a)                                 After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of HopFed and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted, and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees, and preserve its present relationships with customers and persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted (including, without limitation, installing any upgrades or patches and performing other recommended or required maintenance with respect to the HopFed IT Assets); (4) maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound. Specifically, by way of example but not limitation, after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, HopFed will not, and will cause its Subsidiaries to not, without the prior written consent of First Financial, which consent shall not be unreasonably withheld:

(i)                                     make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization, or reclassification), authorize a class of stock, or issue any stock, issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities;

(ii)           distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, except for HopFed’s regular quarterly cash dividend in an amount not to exceed $0.07 per share ; provided, however, HopFed and First Financial shall coordinate HopFed’s dividend schedule for the quarter in which Closing occurs so that holders of HopFed Common Stock do not receive dividends or distributions on both First Financial and HopFed Common Stock attributable to the same calendar quarter, it being understood that First Financial may withhold consent in its sole discretion to, among other things, better coordinate any pre- and post-Closing dividends; provided, further, Heritage Bank may pay cash dividends to HopFed in the ordinary course of business for payment of reasonable and necessary business and operating expenses of HopFed, including expenses of the Merger;

(iii)          purchase or otherwise acquire any investment security for their own account that exceeds $3,000,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable laws and regulations, or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;

(iv)                              make, renew or otherwise modify any Loan to any person if the Loan is an existing credit on the books of HopFed or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” and the aggregate credit exposure to such person is in excess of $250,000. Heritage Bank also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan that would increase the aggregate credit exposure of any one borrower to amounts in excess of $4,500,000; provided, that Heritage Bank may, without the consent of First Financial, renew, modify, amend, or extend the maturity of existing performing commercial Loans (which are not classified or non-accrual) with customers with existing aggregate credit exposure of $4,500,000 or less; and, provided further, that any previously approved and committed commercial Loans by Heritage Bank are not subject to this Section 5.3, (2) any 1 to 4 family, residential mortgage Loan in excess of $500,000 and with a loan to value in excess of 90% (unless private mortgage insurance is obtained); provided, that in the event the Loan is to be investor sold, such Loans will not be subject to this subsection if the Loan meets the criteria of the investor, (3) any consumer Loan in excess of $150,000, (4) any home equity Loan or line of credit in excess of $300,000, or (5) any Loan participation; provided, that HopFed or Heritage Bank may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of First Financial shall be provided with notice of the proposed action in writing and First Financial shall not provide written objection to the taking of such proposed action within three (3) business days of being provided with such notice (the lack of such objection being deemed prior written consent of First Financial for purposes of this sub paragraph Section 5.3(a)(iv));

(v)                                 acquire any assets of any other person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to Heritage Bank) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified person acceptable to First Financial, which indicates that the real property is free of any Recognized Environmental Conditions (a “REC”), including, without limitation, pollutants, contaminants, petroleum products, or hazardous materials; provided, however, that neither HopFed nor Heritage Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless HopFed has reason to believe that such property might contain a REC or other such hazardous materials or otherwise might be contaminated;

(vi)                              Except as set forth on Section 5.3(a)(vi) of the HopFed Disclosure Schedule or except as contemplated by this Agreement (including severance, retention, and change in control payments anticipated to be paid as described in Section 5.16), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers, or employees or, except as required by law and except as contemplated by this Agreement, adopt or make any change in any HopFed Benefit Plan or other arrangement (including any agreement for indemnification) or payment made to, for, or with any of such consultants, directors, officers, or employees;

(vii)         fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

(viii)        except as set forth on Schedule 5.3(a)(viii) of the HopFed Disclosure Schedule and except for Federal Home Loan Bank advances of one-year or less, federal funds purchased by Heritage Bank, lines of credit loans from correspondent banks, trade payables and similar liabilities, and obligations incurred in the ordinary course of business and the payment, discharge, or satisfaction in the ordinary course of business of liabilities reflected in the HopFed Financial Statements or the Subsequent HopFed Financial Statements, borrow any money or incur any indebtedness in an aggregate amount exceeding $100,000;

(ix)                              change in its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by HopFed’s independent auditors or its Regulatory Agencies, or (3) changes requested by First Financial pursuant to this Agreement;

(x)                                 make, change, or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment, or surrender any right to claim a refund of a material amount of taxes;

(xi)                              make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(xii)         except as set forth on Section 5.3(a)(xii) of the HopFed Disclosure Schedule,  waive, release, grant, or transfer any material rights of value or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation (other than as contemplated by Section (iv) hereof, and legal, accounting, and investment banking or financial advisory fees related to the Merger) requiring payments by HopFed or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which contain any financial commitment extending more than twelve (12) months following the date of this Agreement;

(xiii)     except as already committed in writing as of the date of this Agreement, make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

(xiv)                       except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures, or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(xv)         take any action that would change Heritage Bank’s loan loss reserves that is not in compliance with Heritage Bank’s policy and past practices consistently applied and in compliance with GAAP;

(xvi)        except as already committed in writing as of the date of this Agreement, cancel, release, or compromise any indebtedness in excess of $250,000 owing to HopFed or any Subsidiary or any claims which HopFed or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(xvii)       except as set forth on Section 5.3(a)(xvii) of the HopFed Disclosure Schedule,  pay, discharge, settle, or compromise any litigation, claim, action, arbitration, or other proceeding against HopFed or any Subsidiary unless such payment, discharge, settlement, or compromise does not require HopFed or any Subsidiary to pay any monies, incur any obligation, or admit any wrongdoing or liability;

(xviii)      take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied, or (C) a breach of any provision of this Agreement; except, in each case, as may be required by applicable Law;

(xix)        maintain the rate of interest paid by Heritage Bank on any deposit product, including, without limitation, on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices;

(xx)         amend the HopFed Articles or Bylaws, or similar governing documents of any of its Subsidiaries;

(xxi)        maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding;

(xxii)       take any action or fail to take any action that would, or would be likely to, prevent, impede or delay the Merger from qualifying as a reorganization as defined by Section 368(a) of the Code;

(xxiii)                 make any new loan or other extension of credit to any Marijuana Related Business; or

(xxiv)                agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section 5.3.

(b)                                 RESERVED

5.4                   Insurance.  HopFed and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, all currently in-force insurance on its assets, properties, and operations, including, but not limited to, its financial institutions bond, directors’ and officers’ liability insurance, cybersecurity insurance, employment practices liability insurance, and property and casualty insurance in such amounts and with regard to such liabilities and hazards as are currently insured by HopFed or its Subsidiaries as of the date of this Agreement.

5.5                   Accruals for Loan Loss Reserve and Expenses.

(a)                                 Prior to the Effective Time, HopFed shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as HopFed and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b)                                 HopFed recognizes that First Financial may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including, without limitation, applicable banking laws and regulations and GAAP), from and after the date hereof HopFed shall consult and cooperate in good faith with First Financial with respect to conforming the loan and accounting policies and practices of HopFed to those policies and practices of First Financial for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from First Financial to HopFed, based upon such consultation and subject to the conditions in Section 5.5(d).

(c)                                  Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), HopFed shall consult and cooperate in good faith with First Financial with respect to determining, as reasonably specified in a written notice from First Financial to HopFed, based upon such consultation and subject to the conditions in Section 5.5(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of HopFed’s expenses of the Merger.

(d)                                 Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), HopFed and Heritage Bank shall make such conforming changes and entries as contemplated in Section 5.5(b) and Section 5.5(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after First Financial acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to

HopFed that First Financial will at the Effective Time deliver to HopFed the certificate contemplated in Section 7.3(a) and (b).

(e)                                  HopFed’s representations, warranties, and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at First Financial’s request in compliance with Section 5.5(d).

5.6                   Acquisition Proposals.

(a)                                 HopFed will, and will cause its and its Subsidiaries’, officers, directors, agents, advisors and representatives (collectively, “Representatives”)  to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than First Financial with respect to any Acquisition Proposal.

(b)                                 HopFed agrees that it will not, and will cause its Subsidiaries and its and their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 5.6; provided, that, prior to the adoption of this Agreement by the shareholders of HopFed by the Requisite HopFed Vote, in the event HopFed receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, HopFed shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement and which confidentiality agreement shall not provide such person with any exclusive right to negotiate with HopFed.

(c)                                  HopFed will promptly (within three business days) advise First Financial following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including a summary of the terms and conditions of such inquiry or Acquisition Proposal), and will keep First Financial apprised of any updated developments within two business days thereafter, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  HopFed, subject to its fiduciary duties, shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of HopFed and its Subsidiaries or 20% or more of any class of equity or voting securities of HopFed or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of HopFed, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of HopFed or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of HopFed, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving HopFed or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of HopFed.

(d)                                 Nothing contained in this Agreement shall prevent HopFed or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any legally required disclosure to its shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

5.7                   Press Releases.  First Financial and HopFed shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of the NASDAQ Global Select Market (in which instance, each party agrees to immediately provide the other with a copy of such press release or other public statement upon its release) to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.8                   Changes and Supplements to Disclosure Schedules.  HopFed shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the HopFed Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the HopFed Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of HopFed contained herein incorrect, untrue or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the HopFed Disclosure Schedule unless First Financial shall have first consented in writing with respect thereof.

5.9                   Failure to Fulfill Conditions.  In the event HopFed determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify First Financial of such occurrence in writing.

5.10            Access; Information.

(a)                                 First Financial, and its representatives and agents, shall, upon reasonable notice to HopFed, during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books, and records of HopFed. First Financial and its representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records, and properties of HopFed and its Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize itself with such operations, books, records, properties, and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of HopFed or its Subsidiaries. In addition, after receipt of all Requisite Regulatory Approvals, HopFed shall cooperate with First Financial to facilitate introductions to Heritage Bank’s customers and key business partners and referral sources.

(b)                                 No investigation by First Financial or HopFed shall affect the representations and warranties made by HopFed or First Financial herein.

(c)                                  Any confidential information or trade secrets received by First Financial, HopFed, or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents, and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by First Financial or HopFed, as applicable, or at First Financial’s or HopFed’s request, returned to First Financial or HopFed, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided, however, that the parties may retain such received confidential information to comply with applicable law or regulation or professional standard or bona fide internal compliance policy requirements. Additionally, any confidential information or trade secrets received by First Financial or HopFed, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 9.7). This Section 5.10 will not require the disclosure of any information to First Financial or HopFed which would be prohibited by law or regulation or which in the opinion of respective counsel would be contrary to maintaining the attorney-client privilege with respect to such information or which disclosure is restricted in accordance with applicable confidentiality or non-disclosure agreements or provisions.

(d)                                 Except to the extent prohibited by applicable law or any Regulatory Agency, in order to provide for a smooth transition after the Closing, HopFed shall provide First Financial with copies of minutes and consents from all such Board and committee meetings no later than fourteen (14) days thereafter; provided that such materials shall not include matters related to discussions concerning the Agreement and the transactions contemplated hereby or any other matters that the Board of Directors or its counsel has reasonably determined to be confidential with respect to participation by First Financial.

5.11            Financial Statements.  As soon as internally available after the date of this Agreement, HopFed will deliver to First Financial any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of HopFed prepared for its internal use, Heritage Bank’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to Regulatory Agencies after the date hereof, and all other financial statements and financial information of either HopFed alone or on a consolidated basis reasonably requested by First Financial (collectively, “Subsequent HopFed Financial Statements”). The Subsequent HopFed Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year-end adjustments).

5.12            Environmental.  HopFed will cooperate with an environmental consulting firm mutually agreed upon by First Financial and HopFed (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably ordered by First Financial on all real property owned or leased by HopFed or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO. First Financial will proceed with such assessments, testing, and investigations as soon as reasonably practicable after the date of this Agreement and will diligently work to pursue such assessments, testing, and investigations through completion. First Financial shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any HopFed property, promptly upon First Financial’s receipt of such reports. First Financial and HopFed shall each bear 50% of the costs and expenses of the initial Phase I environmental site assessments (or other similar assessments) and also of any Phase II environmental site assessments or other environmental investigation or testing as determined to be necessary or required due to the presence of any RECs on the Phase I (or other similar assessments) or to the extent otherwise advisable or recommended by the Designated Environmental Consultant. First Financial shall manage the relationship with the Designated Environmental Consultant, and will submit invoices to

HopFed for the prompt payment of its share of the costs and expenses.  In the event that the contemplated transaction does not close for any reason and the Agreement is terminated, First Financial shall return to HopFed all materials produced by the Designated Environmental Consultant, by First Financial or by HopFed in accordance with this Section 5.12 or such materials shall be destroyed by First Financial, and First Financial shall be restricted from making any disclosure of such information or materials to any party whatsoever in accordance with the Confidentiality Agreement for all time thereafter without regard to the termination of the Agreement or the Confidentiality Agreement.

5.13            Governmental Reports and Shareholder Information.  Promptly upon its becoming available, HopFed shall furnish to First Financial one (1) copy of each financial statement, report, notice, or proxy statement sent by HopFed to any Governmental Entity or to HopFed’s shareholders, and of any order issued by any Governmental Entity.

5.14            Adverse Actions.  HopFed shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement, or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.15            Employee Benefits and Employees

(a)                                 Nothing in this Agreement nor the actions contemplated hereby shall: (a) create any employment contract, agreement, or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of HopFed or any of its Subsidiaries; or (b) prohibit or restrict First Financial or its Subsidiaries, whether before or after the Effective Time, from changing, amending, or terminating any employee benefits provided to its employees from time to time.

(b)                                 Before the date that is sixty (60) days after the public announcement of the Merger, First Financial will use its reasonable best efforts to notify HopFed of the employees First Financial intends to retain after the Effective Time. Prior to the Closing Date, HopFed shall be responsible for timely giving any notices to, and terminating as of the Effective Time, any employees whose employment will not be continued by First Financial after the Effective Time, and HopFed shall pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment as of the Effective Time, including, without limitation, all accrued vacation and sick pay.

(c)                                  Before Closing, with HopFed’s prior consent (which consent shall not be unreasonably withheld), First Financial may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with First Financial; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of HopFed.

5.16            Change in Control Payments and Termination; Nonsolicitation Agreements.

(a)                                 Any HopFed or HopFed Subsidiary employee who has or is party to, or entitled to benefits pursuant to, any employment agreement (including, any agreements which require payment upon termination, with or without cause, of the employee’s employment), change in control retention agreement, deferred compensation arrangement, severance agreement, change in control agreement, the Heritage Bank USA, Inc. Employee Change in Control Severance Compensation Plan, or any other agreement, plan, or arrangement providing for the payment of additional compensation related to termination of employment as a result of the transactions contemplated by this Agreement, but excluding compensation previously accrued, earned or awarded without regard to such transactions (by way of example, such plans or arrangements not deemed to be CIC Agreements include, but are not limited to, retirement benefits, ESOP benefits, 401K plan benefits, accelerated vesting of restricted stock awards, supplemental retirement or salary continuation benefits, payout of accrued but unused vacation, sick leave or other paid time-off, or continuation of participation under other HopFed Benefit Plans (collectively, the “CIC Agreements”), that provides for any payment that may be triggered by or in connection with the Merger or the Bank Merger (collectively, a “CIC Payment”), shall not receive any severance benefits that may be payable under HopFed or First Financial severance policies, but will receive the CIC Payment to the extent it is required to be paid under such agreement, plan, or arrangement. Section 5.16(a) of the HopFed Disclosure Schedule sets forth a list of all individuals potentially entitled to a CIC Payment, including the amount of such payment.

(b)                                 Subject to Section 5.16(c), HopFed will pay out or accrue in accordance with GAAP all CIC Payments, as identified on Section 5.16(a) of the HopFed Disclosure Schedule, as if the payments had been triggered by the Merger.

(c)                                  On or before the Closing, HopFed will take all steps necessary to ensure that in the event that any payments to be made by HopFed or First Financial, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts of the payments to the employee shall be reduced such that the value of the Total Payments that the employee is entitled to receive shall be $1.00 less than the maximum amount which the employee may receive without becoming subject to the excise tax under Section 4999 of the Code or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

(d)                                 Concurrently with the execution of this Agreement, HopFed shall cause to be delivered to First Financial a nonsolicitation and non-disclosure agreement in a form acceptable to First Financial (the “Nonsolicitation Agreements”) duly executed by each of individuals set forth on Section 5.16(d)(i) of the First Financial Disclosure Schedule.  With respect to those individuals set forth on Section 5.16(d)(ii) of the First Financial Disclosure Schedule, HopFed shall, prior to the Effective Time, use commercially reasonable efforts to obtain from each individual a duly executed Nonsolicitation Agreement.

(e)                                  Concurrently with the execution of this Agreement, HopFed shall cause to be delivered to First Financial a mutual termination of employment agreement and release in a form acceptable to First Financial (the “Mutual Termination Agreements”) duly executed by each of individuals set forth on Section 5.16(e)(i) of the First Financial Disclosure Schedule.  With respect to those other employees who are entitled to a CIC Payment (each of whom is named on either Section 5.16(a) of the HopFed Disclosures Schedules or Section 5.16(d)(ii) of the First Financial Disclosure Schedules), HopFed shall, if requested by First Financial and prior to the Effective Time, use commercially reasonable efforts to obtain from each individual a settlement agreement and release upon terms mutually agreeable to HopFed, First Financial and such employee, setting forth the method in which his or her rights under the CIC Payment will be settled (the “Settlement Agreements”).  Immediately prior to the Effective Time, HopFed shall make the payments required pursuant to such CIC Payments in a lump sum.

5.17            Termination of HopFed ESOP and HopFed 401(k) Plan.

(a)                                 HopFed shall make timely contributions to the ESOP between the date hereof and the Effective Time consistent with the terms of the ESOP and past practices, including, without limitation, any contributions required pursuant to the terms and conditions of the ESOP Loan Documents. Notwithstanding anything herein to the contrary, HopFed shall accrue and pay a final contribution of principal and interest calculated in accordance with the loan amortization schedule under the terms of the ESOP Loan Documents to the ESOP for the period from the date of the last such contribution of principal and interest made by HopFed or Heritage Bank through the last day of the month immediately preceding the Effective Time.

(b)                                 On or before the Effective Time, HopFed shall direct the trustee of the ESOP to (i) provide to the ESOP participants similar notices and materials provided to other HopFed shareholders with respect to those matters requiring a vote of the shareholders under this Agreement; (ii) obtain direction from the

HopFed ESOP participants as to how to vote those shares of HopFed Common Stock allocated to the accounts of the ESOP participants with respect to those matters for which shareholder vote is required under this Agreement; (iii) vote those shares of HopFed Common Stock in accordance with the direction of the ESOP participants and in accordance with the ESOP; and (iv) vote the shares of HopFed Common Stock for which no participant investment direction has been timely received by the trustee in accordance with the ESOP.

(c)                                  No later than ten (10) days prior to the Closing Date, HopFed, pursuant to the provisions of the ESOP, shall, subject to review by First Financial: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the ESOP, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “ESOP Termination Date”) and (ii) amend the ESOP effective as of a date not later than the ESOP Termination Date to freeze participation in and benefit accruals under the ESOP, to vest fully all accrued benefits and to provide that no distributions of accrued benefits shall be made from the ESOP, or the ESOP trust, subsequent to the ESOP Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the ESOP’s qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the ESOP Plan to be made upon retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the ESOP.

(d)                                 As soon as practicable following the execution of this Agreement, HopFed will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the ESOP requesting the issuance to HopFed of the favorable determination letter described in Section 5.17(c). A copy of the completed and filed application shall be provided to First Financial at least five (5) business days prior to the Effective Time. On the Closing Date, immediately prior to the Effective Time, HopFed shall direct the ESOP Trustee to cause the unpaid principal balance and accrued interest through the Closing Date of the Promissory Note (such unpaid principal and accrued interest shall be referred to as the “ESOP Loan Balance”) to be repaid by remitting a sufficient number of Suspense Shares to HopFed or any other lender (including First Financial, as successor in interest to HopFed, as applicable) to repay the ESOP Loan Balance with such Suspense Shares being tendered for such ESOP loan payment valued as the greater of the Cash Merger Consideration of $21.00 per share or the Stock Merger Consideration of (0.444) times the fair market value of the First Financial common stock per share as of the Effective Time . All remaining shares of HopFed Common Stock held by the ESOP (including the remaining Suspense Shares) shall be converted into the right to receive the Merger Consideration.

(e)                                  HopFed shall make timely contributions to the HopFed 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the HopFed 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those HopFed 401(k) Plan participants who are employed by HopFed or its Subsidiaries.

(f)                                   No later than ten (10) days prior to the Closing Date, HopFed, pursuant to the provisions of the HopFed 401(k) Plan, shall, subject to review and approval by First Financial: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the HopFed 401(k) Plan, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”) and (ii) amend the HopFed 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the HopFed 401(k) Plan, to vest fully all accrued benefits and to provide that no distributions of accrued benefits shall be made from the HopFed 401(k) Plan, or its related employee benefit trust, subsequent to the Plan Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the HopFed 401(k) Plan’s qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the HopFed 401(k) Plan to be made upon retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the HopFed 401(k) Plan.

(g)                                  Any contributions due to the HopFed 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by HopFed as soon as administratively feasible following the Plan Termination Date.

(h)                                 HopFed shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to HopFed as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the HopFed 401(k) Plan.

5.18            Disposition of Welfare Benefit and Sec. 125 Plans.

(a)                                 All welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by HopFed or Heritage Bank shall be terminated as of the Effective Time, unless First Financial determines that any such plan shall be continued past the Effective Time. HopFed shall take, or cause to be taken, all actions necessary to terminate all of HopFed’s and any Subsidiary’s group insurance policies as of the Effective Time, unless otherwise instructed by First Financial.

(b)                                 As of the Effective Time, and to the extent not prohibited by applicable law, HopFed shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies for any HopFed plans to First Financial and to provide First Financial all necessary financial, enrollment, eligibility, contractual, and other information related to its welfare benefit and cafeteria plans to assist First Financial in the administration of such plans, unless First Financial has determined that any or all of the group insurance policies should be terminated as of the Effective Time.

(c)                                  From the date of this Agreement through the Effective Time, HopFed shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under HopFed’s insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from their compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

5.19            Bank Merger.  Prior to the Effective Time, HopFed shall, and cause Heritage Bank to, cooperate with First Financial and take such action as reasonably requested by First Financial and necessary to merge Heritage Bank with and into First Financial Bank immediately subsequent to the Effective Time.

5.20            Cooperation on Conversion of Systems.  HopFed agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its reasonable best efforts to ensure an orderly transfer of information, processes, systems, and data to First Financial and to otherwise assist First Financial in facilitating the conversion of all of HopFed’s systems into, or to conform with, First Financial’s systems (including cooperating with First Financial in the training of HopFed’s and its Subsidiaries’ employees on First Financial’s systems), so that, as of the Closing, the systems of HopFed are readily convertible to First Financial’s systems to the fullest extent possible without actually converting them prior to the Closing. HopFed and First Financial shall meet on a regular basis to discuss and plan for the conversion of HopFed’s data processing and related electronic informational systems to those used by First Financial, which planning shall include, without limitation: (i) discussion of possible termination by HopFed of third-party service provider arrangements effective at or following the Effective Time; (ii) non-renewal of personal property leases and software licenses used by HopFed in connection with its systems operations; and (iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services.

5.21            Installation/Conversion of Equipment.  Prior to Closing, at times mutually agreeable to First Financial and HopFed, First Financial may, at First Financial’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the HopFed and Heritage Bank offices, branches, and ATM locations, and HopFed shall cooperate with First Financial in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of HopFed or Heritage Bank or require material alterations to HopFed’s or Heritage Bank’s facilities.

5.22            Termination of Contracts.  HopFed shall cooperate with First Financial to determine which contracts, agreements or arrangements will not be retained by First Financial and will be terminated, in addition to terminating the Data Processing Agreement as defined and described in Section 7.2(e) (collectively, the “Terminated Contracts”). HopFed shall promptly give notice and take all other appropriate actions to terminate the Terminated Contracts and to determine any and all termination costs, including without limitation, early termination fees, penalties and recaptures of discounts.

5.23            Section 16 Matters.  Prior to the Effective Time, HopFed and First Financial shall take all such steps as may be required or appropriate to cause the contemplated transactions,  and any other dispositions of equity securities of HopFed or acquisitions of equity securities of First Financial in connection with the consummation of the contemplated transactions, by each director or officer of HopFed who becomes subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) with respect to First Financial to be exempt under Rule 16b-3 promulgated under the Exchange Act. HopFed shall promptly furnish First Financial with all requisite information necessary for First Financial to take the actions contemplated by this Section, which information shall be accurate in all material respects.

ARTICLE VI
ADDITIONAL AGREEMENTS

First Financial covenants and agrees with HopFed and covenants and agrees to cause its Subsidiaries to act as follows (and HopFed covenants and agrees with First Financial as follows):

6.1                   Approvals.  First Financial shall have primary responsibility for the preparation, filing, and costs of all bank regulatory applications required for consummation of the Merger, and all parties shall file such applications as promptly as practicable after the execution of this Agreement not to exceed 60 days. First Financial and HopFed shall provide to the other’s counsel copies of all applications filed and copies of all material written communications with all Regulatory Agencies relating to such applications. First Financial and HopFed shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.  As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Board of Governors of the Federal Reserve,  the OCC, and the KDFI and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation or any of its Subsidiaries.

6.2                   SEC Registration.

(a)                                 As soon as practicable following the date of this Agreement, HopFed (with the assistance of First Financial as appropriate) shall prepare the Proxy Statement, in accordance with the rules and regulations of the SEC, to be used in connection with the HopFed Shareholders’ Meeting or approval for the Merger, and First Financial shall prepare and file with the SEC the S-4 covering the shares of First Financial Common Stock to be issued pursuant to this Agreement and containing the Prospectus/Proxy Statement to be used for the HopFed Shareholders’ Meeting, as applicable. First Financial shall use its reasonable best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. First Financial shall, as soon as practicable after filing the S-4 (but not to exceed 75 days), make all filings required to obtain all blue sky exemptions, authorizations, consents, or approvals required for the issuance of First Financial Common Stock.

(b)                                 The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect to the S-4. If prior to the Effective Time any event occurs with respect to HopFed, First Financial, or any Subsidiary of HopFed or First Financial, respectively, or any change occurs with respect to information supplied by or on behalf of HopFed or First Financial, respectively, for inclusion in the Prospectus/Proxy Statement or the S-4 that, in each case, is required to be described in an amendment of, or a supplement to, the Prospectus/Proxy Statement or the S-4, HopFed or First Financial, as applicable, shall promptly notify the other of such event, and HopFed or First Financial, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Prospectus/Proxy Statement and the S-4 and, as required by applicable law, in disseminating the information contained in such amendment or supplement to HopFed’s shareholders.

(c)                                  First Financial will use reasonable best efforts to list for trading on the NASDAQ Global Select Market (subject to official notice of issuance) prior to the Effective Time, the shares of First Financial Common Stock to be issued in the Merger.

6.3                   Employee Benefit Plans.

(a)                                 As soon as practicable following the execution of this Agreement, First Financial will take action necessary to permit Continuing Employees to enter the First Financial Corporation 401(k) Plan (the “First Financial 401(k) Plan”) as of the Effective Time. Continuing Employees will be credited with prior years of service with HopFed for purposes of eligibility and vesting (but not benefit accruals). First Financial agrees to permit HopFed Bank 401(k) Plan participants who become employees of First Financial to roll over their account balances in the HopFed 401(k) Plan to the First Financial 401(k) Plan, subject to the terms of the First Financial 401(k) Plan, including any rollover restrictions.

(b)                                 To the extent HopFed’s health and welfare plans are terminated pursuant to Section 5.19 and Continuing Employees become participants in First Financial’s health and welfare plans, First Financial shall use commercially reasonable efforts to: (i) waive all pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any First Financial plans, except to the extent such pre-existing condition exclusions or waiting periods would apply under the analogous HopFed Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a HopFed Benefit Plan (to the same extent that such credit was given under the analogous HopFed Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with HopFed and its Subsidiaries for purposes of determining eligibility to participate and vesting (and with respect to paid time off and vacation plans, benefits level determination) in any First Financial plan to the same extent that such service was taken into account under the analogous HopFed Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan, including the First Financial Corporation Employees’ Pension Plan, or benefit plan that provides retiree welfare benefits, or (C) to any First Financial benefit plan that is a frozen plan or provides grandfathered benefits.

(c)                                  Nothing in this Agreement shall confer upon any employee, officer, director or consultant of HopFed or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, HopFed, First Financial, or any Subsidiary or affiliate thereof, or interfere with or restrict in any way the rights of the Surviving Corporation, HopFed, First Financial, or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of HopFed or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any HopFed Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular HopFed Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Except as otherwise provided in this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of HopFed or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.4                   Adverse Actions.  First Financial shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, or (c) a material violation of any provision of this Agreement.

6.5                   D&O Insurance and Indemnification.

(a)                                 For a period of six (6) years following the Effective Time, First Financial agrees that all rights to indemnification (including rights to advancement of expenses) provided for in the respective HopFed Articles or Bylaws, or required under any applicable Law, in each case as in effect on the date hereof, will survive the Merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the present and former directors and officers of HopFed and Heritage Bank (each, an “Indemnified Party”) for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. Notwithstanding anything to the contrary contained in this Section 6.05, First Financial shall not be required to indemnify, defend or hold harmless any Indemnified Party to a greater extent than either HopFed or Heritage Bank could, as of the date of this Agreement, indemnify, defend and hold harmless such Indemnified Party, and indemnification shall only be provided to the extent it is permitted by any applicable federal or state laws.

(b)                                 Provided HopFed has historically carried directors’ and officers’ liability insurance, First Financial shall use its reasonable best efforts to cause the persons serving as officers and directors of HopFed and Heritage Bank immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by HopFed (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by First Financial, HopFed shall cause the applicable broker of record for its Existing Policy and its Financial Institution Bond (or similar policy) to be assigned to First Financial’s designee. Such assignments in favor of First Financial’s designee shall be executed by HopFed with sufficient time to allow First Financial and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that First Financial shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of two hundred percent (200%) of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, First Financial is unable to maintain or obtain the insurance called for by this Section 6.5(b), First Financial shall obtain as much comparable insurance as is available for the Maximum Amount. First Financial’s obligations within this Section 6.5(b) apply solely and exclusively to the Existing Policy and the existing Financial Institution Bond at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions and annual premiums as of the date of this Agreement, and which must be continuously maintained in force by HopFed without interruption, cancellation, or amendment until the Effective Time or First Financial’s obligations within this Section shall cease.

(c)                                  The provisions of this Section 6. 5 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

(d)                                 In the event that either First Financial or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Financial shall assume the obligations set forth in this Section 6.5.

(e)                                  The following provisions shall apply to any challenge or litigation brought against HopFed, its Subsidiaries, or their respective employees, officers and directors with respect to the execution and/or consummation of this Agreement, the transactions contemplated hereby, or the Prospectus/Proxy Statement issued in connection with the proposed transactions (“Transaction Litigation”):

(i)                                     At all times before the Closing, HopFed shall keep First Financial fully informed about the conduct of any Transaction Litigation and shall not settle any such Transaction Litigation without First Financial’s advance written consent.

(ii)                                  Should Transaction Litigation continue or be initiated after the Closing, First Financial shall have the sole right to control the defense of the Transaction Litigation, including the right to settle any such litigation without consent from any HopFed or Heritage Bank employees, officers or directors who are defendants, so long as such settlement does not, with respect to any such defendants, (1) involve an admission of fault or personal liability, (2) impose any legal restrictions on such defendant’s future conduct, or (3) require payment of any amount in settlement.

6.6                   Changes and Supplements to First Financial Disclosure Schedules.  First Financial shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the First Financial Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the First Financial Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of First Financial contained herein materially incorrect, untrue or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the First Financial Disclosure Schedule unless HopFed shall have first consented in writing with respect thereof.

6.7                   Trust Preferred Securities.  At the Effective Time, First Financial shall assume the due and punctual performance and observance of the covenants and conditions to be performed by HopFed under the Indenture, dated September 25, 2003 (the “Indenture”), between HopFed and Wilmington Trust Company, as Trustee, relating to the Floating Rate Junior Subordinated Debt Securities Due 2033 (the “Debt Securities”), and agrees to pay the principal of and premium, if any, and interest on the Debt Securities, as required by the Indenture. In connection therewith, First Financial shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinions of counsel to the applicable trustees thereof, required to make such assumptions effective.

6.8                   Issuance of First Financial Common Stock.  The First Financial Common Stock to be issued by First Financial to the shareholders of HopFed pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid, and nonassessable. The First Financial Common Stock to be issued to the shareholders of HopFed pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of First Financial or any other person. The First Financial Common Stock to be issued to the shareholders of HopFed pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for First Financial Common Stock issued to any shareholder of HopFed who may be deemed to be an “affiliate” (under the Securities Act) of First Financial after completion of the Merger pursuant to Rule 145 of the Securities Act..

6.9                         Takeover Statutes.  None of HopFed, First Financial or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

ARTICLE VII
CONDITIONS PRECEDENT

7.1                   Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 Shareholder Approval.  This Agreement shall have been adopted by the shareholders of HopFed by the Requisite HopFed Vote.

(b)                                 NASDAQ Listing.  The shares of First Financial Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)                                  Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall contain any conditions, restrictions, or requirements which the Board of Directors of First Financial reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on First Financial or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that First Financial would not have entered into this Agreement had such conditions, restrictions, or requirements been known at the date hereof.

(d)                                 S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)                                  No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2                   Conditions to Obligations of First Financial.  The obligation of First Financial to effect the Merger is also subject to the satisfaction, or waiver by First Financial, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of HopFed set forth in Section 3.2 and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of HopFed set forth in Sections 3.1(a), 3.1(b), and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of HopFed set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on HopFed or the Surviving Corporation.  First Financial shall have received a certificate signed on behalf of HopFed by the Chief Executive Officer and the Chief Financial Officer of HopFed to the foregoing effect.

(b)                                 Performance of Obligations of HopFed.  HopFed shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and First Financial shall have received a certificate signed on behalf of HopFed by the Chief Executive Officer and the Chief Financial Officer of HopFed to such effect.

(c)                                  Federal Tax Opinion.  First Financial shall have received the opinion of SmithAmundsen LLC, in form and substance reasonably satisfactory to First Financial, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First Financial and HopFed, reasonably satisfactory in form and substance to such counsel.

(d)                                 Appraisal Rights. Holders of record of no more than nine and nine/tenths percent (9.9%) of the total issued and outstanding shares of HopFed Common Stock shall have perfected, or continue to have a right to exercise, appraisal, dissenters or other similar rights under the DGCL with respect to their HopFed Common Stock by virtue of the Merger.

(e)                                  Notice of Termination of Data Processing Agreements. Heritage Bank shall have provided notice of termination to Finastra USA Corporation (f/k/a D+H USA Corporation) under that certain Master Agreement, dated December 20, 2010, and Master Agreement, dated May 25, 2012, as such terms may be extended from time to time (including all related exhibits, schedules, addendums, attachments, order requests, and other documents attached thereto or referenced therein) (the “Data Processing Agreement”).

(f)                                   Nonsolicitation Agreements and Mutual Termination Agreements.  HopFed shall have delivered to First Financial executed Nonsolicitation Agreements and Mutual Termination Agreements from the individuals set forth on Section 5.16(d)(i) and 5.16(e)(i), respectively, of the First Financial Disclosure Schedule.

(g)                                  RESERVED

(h)                                 HopFed Adjusted Consolidated Shareholder’s Equity.  As of the end of the month prior to the Effective Time, the HopFed Adjusted Consolidated Shareholders’ Equity (as defined in this Section 7.2(h)), shall not be less than Eighty-Seven Million, One Hundred Sixty-Eight Thousand, Five Hundred Nineteen and no/100 Dollars ($87,168,519.00), representing the amount outstanding as of June 30, 2018. “HopFed Adjusted Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of HopFed and all of its Subsidiaries determined in accordance with GAAP consistently applied for prior periods; provided, however, that (A) any accruals established by HopFed pursuant to Section 5.5, or special dividends, accruals, reserves or charges taken by HopFed at the request of First Financial that occur prior to the Effective

Time; (B) any changes to the valuation of the HopFed investment portfolio attributed to ASC 320, whether upward or downward, from June 30, 2018 until the measurement date; (C) the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by HopFed in connection with this Agreement or the transactions contemplated hereby; (D) the CIC Payments pursuant to the CIC Agreements under Section 5.16, and any other amounts paid or payable with the written consent of First Financial; (E) costs associated with the termination of the ESOP and the 401(k) Plan; (F) costs associated with the termination of the Data Processing Agreement; and (G) the amount of the regular quarterly cash dividend of $0.07 per share on the HopFed Common Stock declared in December 2018 and to be paid in January 2019; in each case incurred or to be incurred by HopFed through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the HopFed Adjusted Consolidated Shareholders’ Equity for purposes of this Section. All such excluded amounts shall also be determined in accordance with GAAP. To the extent the actual consolidated shareholders’ equity of HopFed is less than the HopFed Adjusted Consolidated Shareholders’ Equity, the Merger Consideration shall be reduced dollar for dollar pursuant to Section 1.4(a).

(i)                                     Consents.  HopFed shall obtain or caused to be obtained (a) all written consents, if any, required under any HopFed Contracts, and (b) all permits, authorizations, other written consents, permissions, and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts, or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

(j)                                    Standstill Agreement.  First Financial shall have received executed Standstill Agreements with the shareholders of HopFed set forth on Section 7.2(i) of the HopFed Disclosure Schedule, and such agreements shall be in full force and effect as of the Effective Time.

7.3                   Conditions to Obligations of HopFed.  The obligation of HopFed to effect the Merger is also subject to the satisfaction or waiver by HopFed at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of First Financial set forth in Section 4.2 and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of First Financial set forth in Sections 4.1(a), 4.1(b),and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of First Financial set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on First Financial.  HopFed shall have received a certificate signed on behalf of First Financial by the Chief Executive Officer and the Chief Financial Officer of First Financial to the foregoing effect.

(b)                                 Performance of Obligations of First Financial.  First Financial shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and HopFed shall have received a certificate signed on behalf of First Financial by the Chief Executive Officer and the Chief Financial Officer of First Financial to such effect.

(c)                                  Federal Tax Opinion.  HopFed shall have received the opinion of Jones Walker in form and substance reasonably satisfactory to HopFed, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First Financial and HopFed, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                   Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of HopFed:

(a)                                 by mutual consent of First Financial and HopFed in a written instrument signed by each of HopFed and First Financial, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)                                 by either the Board of Directors of First Financial or the Board of Directors of HopFed by written notice to the other party if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)                                  by either the Board of Directors of First Financial or the Board of Directors of HopFed by written notice to the other party if the Merger shall not have been consummated on or before December 31, 2019 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)                                 by either the Board of Directors of First Financial or the Board of Directors of HopFed by written notice to the other party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of HopFed, in the case of a termination by First Financial, or First Financial, in the case of a termination by HopFed, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by First Financial, or 7.3, in the case of a termination by HopFed, and which is not cured within forty-five (45) calendar days following written notice to HopFed, in the case of a termination by First Financial, or First Financial, in the case of a termination by HopFed, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)                                  by either First Financial or HopFed by written notice to the other party if the Board of Directors of HopFed shall have (i) failed to recommend in the Prospectus/Proxy Statement that the shareholders of HopFed adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to First Financial, or resolved to do so, or failed to reaffirm such recommendation within three (3) calendar days after First Financial requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding HopFed Common Stock that has been publicly disclosed (other than by First Financial or an affiliate of First Financial) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) if the HopFed shareholders vote but fail to approve this Agreement at the HopFed Shareholders Meeting, provided that in the case of termination by HopFed, it has complied with its obligations under Section 5.1 and Section 5.6;

(f)                                   by First Financial by written notice to HopFed if HopFed has breached its obligations under Section 5.1 or Section 5.6 in any material respect;

(g)                                  by the Board of Directors of HopFed by written notice to First Financial, at any time prior to the HopFed shareholder approval being obtained, in the event that the Board of Directors of HopFed shall concludes, in good faith after consultation with its legal and financial advisors, that it must agree to endorse a Superior Proposal and terminate this Agreement in order to comply with its fiduciary duties, provided that HopFed has complied with all of its obligations under Section 5.1(b) and Section 5.6; or

(h)                                 by the Board of Directors of HopFed by written notice to First Financial if both of the following conditions requisite to termination under this Section 8.1(h) are satisfied at any time during the seven (7) calendar day period commencing on the Determination Date, such termination to be effective on the tenth (10th) calendar day following the Determination Date:

(i)                                     the then First Financial Market Value is less than 80% of the Initial First Financial Market Value; and

(ii)                                  the number obtained by dividing the then First Financial Market Value by the Initial First Financial Market Value shall be less than the Index Ratio, minus 0.20.

If First Financial or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

The termination right under this Section 8.1(h) is subject, however, to the following:  If HopFed elects to exercise its termination right pursuant to this Section 8.1(h), it shall give prompt written notice thereof to First Financial.  During the seven (7) calendar day period commencing upon its receipt of such notice, First Financial shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial First Financial Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the then First Financial Market Value; or (y) the quotient determined by dividing the Initial First Financial Market Value by the then First Financial Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80.  If within such seven (7) calendar day period, First Financial delivers written notice to HopFed that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies HopFed of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.1(h) as if no written notice of termination had been given, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:

(iii)                               “Determination Date” shall mean the latest of (i) the date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period); or (ii) the date on which the shareholder approval of HopFed has been received.

(iv)                              “Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

(v)                                 “Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

(vi)                              “Index Ratio” means the Final Index Price divided by the Initial Index Price.

(vii)                           “Initial First Financial Market Value” means $41.29, adjusted as indicated above.

(viii)                        “Initial Index Price” means 3,338.12.

(ix)                              “First Financial Market Value” means, as of any specified date, the volume-weighted average closing price per share of First Financial Common Stock as reported on NASDAQ for the twenty (20) consecutive trading days immediately preceding such specified date.

8.2                   Effect of Termination.

(a)                                 In the event of termination of this Agreement by either First Financial or HopFed as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of First Financial, HopFed, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 5.10(c) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither First Financial nor HopFed shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)

(i)                                     In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of HopFed or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to HopFed and (A) (1) thereafter this Agreement is terminated by either First Financial or HopFed pursuant to Section 8.1(c) and HopFed shall have failed to obtain the Requisite HopFed Vote or (2) thereafter this Agreement is terminated by First Financial pursuant to Section 8.1(d), and (B) prior to the date that is twelve (12) months after the date of such termination, HopFed enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then HopFed shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay First Financial, by wire transfer of same day funds, a fee equal to $5.1 million (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

(ii)                                  In the event that this Agreement is terminated pursuant to Section 8.1(e)(i), Section 8.1(e)(ii), Section 8.1(f), or Section 8.1(g), then HopFed shall pay First Financial, by wire transfer of same day funds, the Termination Fee on the date of termination.

(c)                                  Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by HopFed under this Agreement shall be equal to the Termination Fee.

(d)                                 Each of First Financial and HopFed acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if HopFed fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, First Financial commences a suit which results in a judgment against HopFed for the Termination Fee, HopFed shall pay the costs and expenses of First Financial (including attorneys’ fees and expenses) in connection with such suit.  In addition, if HopFed fails to pay the amounts payable pursuant to this Section 8.2, then HopFed shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3                         Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of HopFed; provided, however, that after adoption of this Agreement by the shareholders of HopFed, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4                         Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may by written agreement or otherwise in writing, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the respective shareholders of HopFed, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1                   Closing.

(a)                                 Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 9:00 a.m. Eastern Standard Time at the offices of SmithAmundsen LLC, on a date which shall be no later than seven (7) calendar days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual written agreement of the parties (the “Closing Date”).

(b)                                 At the Closing, First Financial will deliver to HopFed the following:

(i)                                     the officers’ certificate contemplated by Section 7.3(a) and (b) hereof;

(ii)                                  copies of all Requisite Regulatory Approvals necessary to consummate the Merger;

(iii)                               copies of the resolutions adopted by the Board of Directors of First Financial, certified by the Secretary of First Financial relative to the approval of this Agreement and the Merger;

(iv)                              to the extent applicable, evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.5; and

(v)                                 such other documents and information as HopFed or its legal counsel may reasonably request.

(c)                                  At the Closing, HopFed will deliver to First Financial the following:

(i)            the officers’ certificates contemplated by Section 7.2(a) and (b) hereof;

(ii)           copies of the resolutions adopted by the Board of Directors and shareholders of HopFed certified by the Secretary of HopFed relative to the approval of this Agreement and the Merger; and

(iii)          such other documents and information as First Financial or its legal counsel may reasonably request.

9.2                         Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Articles One, Article Two, Sections 5.12 and 6.5, Article 9, and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3                         Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Prospectus/Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne by First Financial.

9.4                         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                 if to HopFed, to:

HopFed Bancorp, Inc.
4155 Lafayette Road

Hopkinsville, Kentucky 42240

Attention:                                         John E. Peck, Chief Executive Officer

With a required copy (which shall not constitute notice) to:

Jones Walker LLP

Suite 200

1227 25th Street NW

Washington, D.C. 20037

Attention:                                         Edward B. Crosland, Jr.

and

(b)                                 if to First Financial, to:

First Financial Corporation.

One First Financial Plaza

Terre Haute, Indiana 47807
Attention:                                         Norman L. Lowery, President and CEO

With a required copy (which shall not constitute notice) to:

SmithAmundsen LLC

201 North Illinois Street, Suite 1400

Capital Center, South Tower

Indianapolis, Indiana 46204-4212

Attention:                                         John W. Tanselle

9.5                         Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings or section captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of HopFed means the actual knowledge after due inquiry of any of the officers of HopFed listed on Section 9.5 of the HopFed Disclosure Schedule, and the “knowledge” of First Financial means the actual knowledge after due inquiry of any of the officers of First Financial listed on Section 9.5 of the First Financial Disclosure Schedule.  As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Terre Haute, Indiana or Hopkinsville, Kentucky are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, group acting in concert, or any Person acting in a representative capacity, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.  The HopFed Disclosure Schedule and the First Financial Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.6                         Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7                         Entire Agreement.  This Agreement (including the Disclosure Schedules and the documents and the instruments referred to herein) together with the Confidentiality Agreements dated September 17, 2018 and December 4, 2018 (collectively, the “Confidentiality Agreement”) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8                   Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed and construed in accordance with the laws of the State of Indiana, without regard to any applicable conflicts of law (except that matters relating to the internal corporate affairs of HopFed, including the fiduciary duties of the Board of Directors of HopFed, shall be subject to the laws of the State of Delaware).

(b)                                 Each party agrees that it will bring any action or proceeding in respect of any claim arising under or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court in Vigo County, Indiana (the “Chosen Courts”), and, solely in connection with claims arising under or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.9                   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10                  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Except as otherwise specifically provided in Section 6.5, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11                  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12                  Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.13                  Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, First Financial Corporation and HopFed Bancorp, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HopFed Bancorp, Inc.

By:	/s/ John E. Peck
Name:	John E. Peck
Title:	Chief Executive Officer

First Financial Corporation

By:	/s/ Norman L. Lowery
Name:	Norman L. Lowery
Title:	President and Chief Executive Officer

[Signature Page to Agreement qnd Plan of Merger]

Exhibit A

BANK MERGER AGREEMENT

Agreement To Merge

between

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

and

HERITAGE BANK USA, INC.

under the charter of

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

under the title of

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

This agreement made of January 7, 2019, between First Financial Bank, National Association (hereinafter referred to as “First Financial”), a national banking association organized under the laws of the United States, being located at One First Financial Plaza, Terre Haute, Vigo County, Indiana 47807, and Heritage Bank USA, Inc. (hereinafter referred to as “Heritage Bank”), a state chartered bank incorporated under the laws of the State of Kentucky, being located at 4155 Lafayette Rd., Hopkinsville, Christian County Kentucky 42240, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of 12 USC § 215a, witnessed as follows:

Section 1.

Heritage Bank shall be merged into First Financial under the charter of the latter (the “Bank Merger”).

Section 2.

The name of the receiving association (hereinafter referred to as the “Association”) shall be First Financial Bank, National Association.

Section 3.

The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office to be located at One

First Financial Plaza, Terre Haute, Indiana 47807, and at its legally established branches.

Section 4.

The amount of capital stock of the Association shall be as specified in the Articles of Association of the Association.

Section 5.

All assets as they exist at the effective time of the Bank Merger shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the effective time of the Bank Merger.

Section 6.

Each issued and outstanding share of capital stock of First Financial is held by First Financial Corporation, an Indiana corporation and a financial holding company registered under the Bank Holding Company Act of 1956, as amended. Each issued and outstanding share of capital stock of Heritage Bank is held by HopFed Bancorp, Inc. (“HopFed Bancorp”), a Kentucky corporation and a bank holding company under the federal Bank Holding Company Act of 1956, as amended.

Immediately prior to the Bank Merger, HopFed Bancorp shall merge with and into First Financial Corporation (the “Holding Company Merger”). In the Holding Company Merger, the outstanding shares of HopFed Bancorp will be cancelled in exchange for the merger consideration as set forthin the Agreement and Plan of Merger by and between First Financial Corporation and HopFed Bancorp, Inc. dated January 7, 2019 (“Merger Agreement”).

The obligation of each of First Financial Corporation and HopFed Bancorp to merge is subject to the satisfaction or waiver (subject to applicable law) of all the conditions set forth in the Merger Agreement. The merger of Heritage Bank into First Financial is subject to completion of the Holding Company Merger.

Effective immediately subsequent to the Holding Company Merger, and subject to the terms and conditions of this agreement, (i) each share of capital stock of Heritage Bank shall be extinguished, canceled and retired and no consideration shall be paid therefor; and (ii) each share of capital stock of First Financial shall remain issued and outstanding shares of capital stock of the Association.

Section 7.

Neither of the banks shall declare nor pay any dividend to its shareholders between the date of this agreement and the time at which the Bank Merger shall become effective,

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nor dispose of any of its assets in any other manner, except in the normal course of business and for adequate value.

Section 8.

The individuals serving as directors of First Financial at the immediately prior to the effective of the Bank Merger shall continue to serve as the board of directors of the Association until the next annual meeting or until such time as their successors have been elected and have qualified.

Section 9.

From and after the time the Bank Merger shall become effective as specified in the approval issued by the Comptroller of the Currency, the Articles of Association of First Financial shall be the Articles of Association of the Association.

Section 10.

This agreement shall automatically terminate, without any further action by either party hereto, immediately upon the termination of the Merger Agreement.

Section 11.

This agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the merging banks owning at least two thirds of its capital stock outstanding, at a meeting to be held on the call of the directors or by written consent; and the Bank Merger shall become effective at the time specified in a merger approval to be issued by the Office of the Comptroller of the Currency of the United States.

* * * * *

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WITNESS, the signatures of the merging banks this 7th day of January, 2019 each set by its president and attested to by its secretary, pursuant to a resolution of its board of directors, acting by a majority.

FIRST FINANCIAL BANK

Attest:	By:
	Printed:	Norman L. Lowery
	Its:	President and Chief Executive Officer

Secretary

Heritage Bank USA, Inc.

Attest:	By:
	Printed:	John E. Peck
	Its:	President and Chief Executive Officer

Secretary

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